     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1998
                                                      REGISTRATION NO.  333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                               ----------------
                                   FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                         MCDERMOTT INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            REPUBLIC OF PANAMA                             1629,3443                         72-0593134
       (STATE OR OTHER JURISDICTION                (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
     OF INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBERS)          IDENTIFICATION NO.)
                                                         ----------------
                                                        1450 POYDRAS STREET
                                                NEW ORLEANS, LOUISIANA  70112-6050
                                                          (504) 587-5400
                                        (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                                 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                                         ----------------

                                                         DANIEL R. GAUBERT
                                         SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                                        1450 POYDRAS STREET
                                                NEW ORLEANS, LOUISIANA  70112-6050
                                                          (504) 587-5400
                                     (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                                            INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                                         ----------------
                                                             COPY TO:
                                                           TED W. PARIS
                                                       BAKER & BOTTS, L.L.P.
                                                       3000 ONE SHELL PLAZA
                                                           910 LOUISIANA
                                                    HOUSTON, TEXAS  77002-4995
                                                          (713)  229-1234
                                                  ------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                               ----------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                                              PROPOSED MAXIMUM         PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF                AMOUNT TO BE           OFFERING PRICE         AGGREGATE OFFERING             AMOUNT OF
SECURITIES TO BE REGISTERED              REGISTERED             PER UNIT (1)               PRICE(1)               REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $1.00 par value(2)         2,903,240               $34.40533                $99,886,938                  $29,467
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee. Pursuant to Rule 457(f), the proposed maximum aggregate offering price for the Common Stock, par value $1.00 per share, of McDermott International, Inc. ("Common Stock") is based on (i) the maximum number of shares of Series A $2.20 Cumulative Preferred Stock, par value $1.00 per share, of McDermott Incorporated ("MI Series A Preferred") that may be exchanged for shares of Common Stock and (ii) the average of the high and low sales price per share of MI Series A Preferred on the New York Stock Exchange on June 26, 1998.
(2) Includes the associated rights to purchase Series D Participating Preferred Stock of McDermott International, Inc.

                               ----------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ Information contained herein is subject to completion or amendment.  A       +
+ registration statement relating to these securities has been filed with the + + Securities and Exchange Commission. These securities may not be sold nor + + may offers to buy be accepted prior to the time the registration statement + + becomes effective. This prospectus shall not constitute an offer to sell or + + the solicitation of an offer to buy nor shall there be any sale of these + + securities in any State in which such offer, solicitation or sale would be + + unlawful prior to registration or qualification under the securities laws of +
+ any such State.                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to Completion, Dated July 2, 1998

PROSPECTUS/OFFER TO PURCHASE

                         MCDERMOTT INTERNATIONAL, INC.

                               OFFER TO EXCHANGE
                         ____ SHARES OF COMMON STOCK,
                          PAR VALUE $1.00 PER SHARE,
                                      OF
                         MCDERMOTT INTERNATIONAL, INC.
                                      FOR
     EACH SHARE OF SERIES A $2.20 CUMULATIVE CONVERTIBLE PREFERRED STOCK,
                          PAR VALUE $1.00 PER SHARE,
                                      OF
                            MCDERMOTT INCORPORATED

       THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                    ON             , 1998, UNLESS EXTENDED
                                _______________

   McDermott International, Inc., a Panama corporation (the "Company"), hereby offers, on the terms and subject to the conditions set forth in this Prospectus/Offer to Purchase (this "Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange shares of its common stock, par value $1.00 per share ("Common Stock"), at the rate of ____ shares of Common Stock for each outstanding share of Series A $2.20 Cumulative Convertible Preferred Stock, par value $1.00 per share ("MI Series A Preferred"), of McDermott Incorporated, a Delaware corporation ("MI") (the "Exchange Offer"). On ______________, 1998, ____ shares of Common Stock had a value of $___________
based on the last reported sales price of $___________ per share for the Common Stock on the New York Stock Exchange (the "NYSE") on that date.


   The Company will accept for exchange any and all shares of MI Series A Preferred that are validly tendered on or prior to 5:00 p.m., New York City
time, on the date the Exchange Offer expires, which will be            , 1998,
unless the Exchange Offer is extended (such date, as it may be so extended, is referred to herein as the "Expiration Date"). See "The Exchange Offer-- Expiration and Extension of Tender Period; Termination; Amendment." Tenders of shares of MI Series A Preferred may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange. The Exchange Offer is not conditioned on any minimum number of shares of MI Series A Preferred being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

   MI currently intends to redeem each share of MI Series A Preferred that remains outstanding after completion of the Exchange Offer for $31.25 in cash, plus accrued and unpaid dividends to the redemption date (the "Redemption Price"), although there is no assurance that it will do so. Any holder of MI Series A Preferred shares may elect, in lieu of receiving the Redemption Price therefor, to convert each share of MI Series A Preferred held by such holder into one share of Common Stock, plus $.10 in cash.

   The Common Stock is listed on the NYSE under the symbol "MDR." The Company has applied for listing on the NYSE of the Common Stock to be issued in the Exchange Offer.

   The Company has filed a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to __________ shares of Common Stock to be issued in the Exchange Offer. This Prospectus constitutes a part of the Registration Statement and is being furnished to holders of record of MI Series A Preferred in connection with the Exchange Offer.

   THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF MI SERIES A PREFERRED IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
                                                  (cover continued on next page)

                                _______________

   SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                                _______________

  THESE SECURITIES HAVE NOT BEEN  APPROVED  OR  DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR  ANY  STATE SECURITIES COMMISSION
             NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                 STATE  SECURITIES  COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS  PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                                _______________

               The date of this Prospectus is            , 1998.

                                   IMPORTANT

Any person desiring to tender all or any portion of such person's MI Series A Preferred pursuant to the Exchange Offer should either (i) complete and sign the Letter of Transmittal described herein (or a facsimile thereof) in accordance with the instructions thereto and mail or deliver it, together with any other required documents, to the Exchange Agent or (ii) request that a broker, dealer, commercial bank, trust company or other nominee effect such transaction on such stockholder's behalf. Any beneficial owner whose shares of MI Series A Preferred are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact the record holder promptly if such beneficial owner desires to have such shares of MI Series A Preferred tendered on the beneficial owner's behalf. See "The Exchange Offer--How to Tender."

   Questions or requests for assistance may be directed to the Information Agent or the Exchange Agent at their respective addresses and telephone numbers set forth on the back cover of this Prospectus. Additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery enclosed herewith may also be obtained from the Information Agent or the Exchange Agent.

                               TABLE OF CONTENTS


Incorporation of Certain Documents by Reference.........................  1

Available Information...................................................  2

Enforceability of Civil Liabilities.....................................  2

Prospectus Summary......................................................  3

Risk Factors............................................................ 14

The Companies........................................................... 20

Recent Developments..................................................... 23

The Exchange Offer...................................................... 24

Comparison of Stockholder Rights........................................ 34

Certain Relationships and Related Party Transactions.................... 40

Certain Federal Income Tax Consequences................................. 41

Directors and Executive Officers of the Company......................... 44

Legal Matters........................................................... 46

Experts................................................................. 46

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the Securities and Exchange Commission (the "SEC") by the Company (File No. 1-8430) and MI (File No. 1-4095) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and are deemed to be a part of this
Prospectus:

                (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, as amended;

                (b) MI's Annual Report on Form 10-K for the fiscal year ended March 31, 1998;

                (c) The description of Common Stock contained in Company's Registration Statement on Form 8-A, filed with the SEC pursuant to
        Section 12(b) of the Exchange Act on December 7, 1982, as thereafter amended, and the description of the Company's preferred stock purchase rights contained in the Company's Registration Statement on Form 8-A filed with the SEC pursuant to Section 12(b) of the Exchange Act on December 15, 1995, as thereafter amended; and

                (d) All other documents filed by the Company and MI pursuant to
        Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the Exchange Offer made hereby.

        Any statement contained herein or in a document, all or a portion of which is incorporated by or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document, copies of which are available from the Company or MI as described below, each such statement being qualified in all respects by such reference.

        THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY AND MI UNDERTAKE TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE THAT HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUEST SHOULD BE DIRECTED, IN THE CASE OF DOCUMENTS RELATING TO THE COMPANY, TO ITS CORPORATE SECRETARY, 1450 POYDRAS STREET, NEW ORLEANS, LOUISIANA 70112-6050, TELEPHONE NUMBER (504) 587-5400 OR, IN THE CASE OF DOCUMENTS RELATING TO MI, TO ITS CORPORATE SECRETARY, 1450 POYDRAS STREET, NEW ORLEANS, LOUISIANA 70112-6050, TELEPHONE NUMBER (504) 587-4411. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ___________, 1998.

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-4 (together with all amendments and exhibits thereto and documents incorporated by reference therein, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC relating to the Common Stock to be issued pursuant to the Exchange Offer. The Company has filed or will file a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with the SEC in connection with the Exchange Offer pursuant to Rule 14d-3 under the Exchange Act. In addition, MI has filed or will file a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") with the SEC in connection with the Exchange Offer pursuant to Rules 14d-9 and 14e-2 under the Exchange Act.

     This Prospectus does not contain all the information set forth in the Registration Statement, the Schedule 14D-1 or the Schedule 14D-9, certain portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to the Company and MI, reference is made to the Registration Statement, the Schedule 14D-1 and the Schedule 14D-9 and the exhibits thereto, which may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the SEC at prescribed rates. Statements contained in this Prospectus (or in any document incorporated by reference in this Prospectus) relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, the Schedule 14D-1, the Schedule 14D-9 or such other document, each such statement being qualified in all respects by such reference.

     The Company and MI are subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC (including the Company and MI) through its Electronic Data Gathering Analysis and Retrieval (EDGAR) System. In addition, shares of Common Stock and MI Series A Preferred are listed on NYSE, and such reports, proxy and information statements and other information concerning the Company and MI are available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     Although the Company is a Panama corporation, its principal executive office is located in, and all of its executive officers and all but one of its directors are residents of, the United States. Accordingly, investors will be able to effect service of process within the United States on the Company. However, it may be difficult for investors to execute, levy upon or otherwise satisfy in United States courts, judgments against the Company obtained in such courts predicated solely on the civil liability provisions of the United States securities laws. In the opinion of Durling & Durling, Panamanian counsel to the Company, Panama courts would enforce judgments of United States courts obtained against the Company predicated upon the civil liability provisions of the United States securities laws, provided that such judgments are approved by the Supreme Court of Panama. In original actions, however, Panama courts would not impose liabilities against the Company predicated solely upon the United States securities laws.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated by reference herein. Prospective investors should consider carefully the information set forth in this Prospectus under the heading "Risk Factors." This Prospectus contains certain forward-looking statements which involve risks and uncertainties. Actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                 THE COMPANIES

MCDERMOTT INTERNATIONAL, INC.

     McDermott International, Inc. (the "Company") was incorporated under the laws of the Republic of Panama in 1959 and is the parent company of the McDermott group of companies (the "McDermott Group"), which includes J. Ray McDermott, S.A. ("JRM") and McDermott Incorporated ("MI"). The Company operates through its subsidiaries primarily in three business segments: (i) the Marine Construction Services segment, which supplies worldwide services to companies in the offshore oil and gas exploration and production and hydrocarbon processing industries and other marine construction companies; (ii) the Power Generation Systems segment, which provides services, equipment and systems to generate steam and electric power at energy facilities worldwide; and (iii) the Government Operations segment, which supplies nuclear reactor components and nuclear fuel assemblies to the United States Navy for the Naval Reactors Program and supplies various other equipment and services to the United States government. The Company also provides design, engineering, construction and project management services, manufactures and sells industrial equipment and provides contract research and development, maintenance and other services to customers in a wide range of industries, primarily through MI and its subsidiaries. The business of the Marine Construction Services segment is conducted through JRM and its subsidiaries, and the business of the Power Generation Systems and Government Operations segments are conducted primarily through MI and its subsidiaries. JRM's principal activities include the design, engineering, fabrication and installation of offshore drilling and production platforms, specialized structures, modular facilities, marine pipelines and subsea production systems and procurement activities. JRM also provides project management, engineering, subsea trenching and diving services and removal, salvage and refurbishment services for offshore fixed platforms. Its fleet of major marine construction vessels consists of five derrick barges, four pipelay barges and nine combination derrick/pipelay barges. JRM and its subsidiaries operate five fabrication facilities in different parts of the world, which are capable of building a wide range of offshore structures. JRM, through a subsidiary, also owns and operates a shipyard in Veracruz, Mexico, where it provides ship repair, refurbishment, modification and conversion services and other marine construction services primarily to customers in the marine transportation and construction industries and the oil and natural gas drilling, production, transportation and supply industries. JRM's activities are focused primarily in the Gulf of Mexico, the North Sea, the Middle East, India and the Far East. The address of the Company's principal executive offices is 1450 Poydras Street, New Orleans, Louisiana 70112, and its telephone number is (504) 587-5400.

MCDERMOTT INCORPORATED

     MI was incorporated in 1946 as a successor to a business that had provided construction services to the oil and gas industry since the 1920's. MI operates primarily in three business segments: (i) the Power Generation Systems segment;
(ii) the Government Operations segment; and (iii) the Engineering and Construction Operations segment. The Engineering and Construction Operations segment includes the engineering and construction activities and plant maintenance services of certain Canadian operations. The address of the principal executive offices of MI is 1450 Poydras Street, New Orleans, Louisiana 70112, and its telephone number is (504) 587-4411.

     MI is a subsidiary of the Company, which holds all the outstanding shares of voting Common Stock of MI and approximately 94% (or 96% after giving effect to the redemption (the "Series B Redemption") of all the outstanding shares of MI's $2.60 Series B Cumulative Preferred Stock, par value $1.00 per share ("MI Series B Preferred") to be completed on July 17, 1998) of the voting power of the outstanding capital stock of MI.

                         PURPOSE OF THE EXCHANGE OFFER

     The purpose of the Exchange Offer is to permit the McDermott Group to conserve cash by reducing or eliminating the sinking fund and dividend obligations related to the MI Series A $2.20 Cumulative Convertible Preferred Stock ("MI Series A Preferred"). The terms of the MI Series A Preferred require MI to redeem approximately 313,878 shares of MI Series A Preferred on March 31 of each year through March 31, 2008 at a redemption price of $31.25 per share plus accrued and unpaid dividends to the redemption date. The future obligation of MI to redeem MI Series A Preferred is approximately $9.8 million for each fiscal year from 2000 through 2008. MI holds 319,993 shares of MI Series A Preferred in its treasury, which it intends to apply to its redemption obligations for fiscal year 1999. In addition, MI pays annual dividends of $2.20 per share on the MI Series A Preferred. The aggregate cash dividends payable to holders of currently outstanding MI Series A Preferred would be approximately $6.2 million for each of the fiscal years ending March 31, 1999 and 2000. As long as the MI Series A Preferred remains outstanding, the sinking fund and dividend obligations will continue to consume cash that otherwise would be available to fund the McDermott Group's operations, capital expenditures and growth. By using Common Stock in the Exchange Offer to acquire outstanding shares of MI Series A Preferred, the McDermott Group will preserve cash that would be required to redeem all of the 2,818,679 shares of MI Series A Preferred currently outstanding. The Company will contribute to MI all shares acquired in the Exchange Offer for cancellation and retirement by MI.

                              THE EXCHANGE OFFER

Exchange Ratio..............  In the Exchange Offer, shares of Common Stock will be offered for exchange at the rate of ____ shares for each outstanding share of MI Series A Preferred (the "Exchange Ratio").

Expiration Date               5:00 p.m., New York City time, on _________, 1998,
                              unless extended.

Number of Shares............  Subject to the terms and conditions of the
                              Exchange Offer, up to 2,818,679 shares of MI
                              Series A Preferred, which constitutes all the issued and outstanding shares of MI Series A Preferred, will be accepted if duly tendered and not withdrawn prior to the Expiration Date. The Exchange Offer is not conditioned on any minimum number of shares being tendered for exchange.

MI Series A Preferred.......  The MI Series A Preferred bears cumulative annual dividends of $2.20 per share, payable quarterly out of funds legally available therefor on each January 1, April 1, July 1 and October 1, when, as and if declared by MI's Board of Directors. Dividends accrue from the date of issuance, and the MI Series A Preferred has a liquidation preference of $31.25 per share, plus accrued and unpaid dividends. Except as otherwise required by law, holders of MI Series A Preferred are entitled to one-half vote per share in addition to certain special voting rights provided in MI's Certificate of Incorporation. Each outstanding share of MI Series A Preferred is convertible at any time into Common Stock at a rate of one share of Common Stock, plus $.10 in cash, subject to adjustment in certain events. The MI Series A Preferred may be redeemed at any time at the Redemption Price. MI currently intends to redeem each share of MI Series A Preferred that remains outstanding on completion of the Exchange Offer, although there is no assurance it will do so. There are 6,600,000 shares of preferred stock of MI designated as Series A Preferred, of which 2,818,679 shares were outstanding as of July 1, 1998.

Common Stock................  There are 150,000,000 authorized shares of Common
                              Stock, of which 60,198,574 shares were outstanding as of June 29, 1998.

Trading and Market Price....  Common Stock and MI Series A Preferred trade on the NYSE under the symbols MDR and MDEA, respectively. On July 1, 1998, the last sales price for Common Stock and MI Series A Preferred reported on the NYSE was $34-3/8 and $35-1/4, respectively. See "--Market Price and Dividend Information."

                              In general, persons other than affiliates of the Company whose tenders of shares of MI Series A Preferred are accepted will receive unrestricted and freely transferrable shares of Common Stock. The Company has applied for listing on the NYSE of the shares of Common Stock to be issued in the Exchange Offer. See "The Exchange Offer--Listing of Common Stock."

Certain Consequences to
Nontendering Holders........  MI currently intends to redeem each share of MI
                              Series A Preferred that remains outstanding on completion of the Exchange Offer, although there is no assurance it will do so. If MI calls the MI Series A Preferred for redemption, holders of MI Series A Preferred who do not tender shares in the Exchange Offer may elect to convert each of their shares into one share of Common Stock, plus $.10 in cash, or allow MI to redeem their shares. The following table sets forth the alternative consideration holders of MI Series A Preferred would have been able to receive under each alternative as of ____________, 1998 if MI had called the MI Series A Preferred for redemption on such date:

                                                  Equivalent
                                                Consideration
                                                for Holders of
                                                  MI Series A
                                                   Preferred
                                                   ---------

                              Exchange Offer     $_________(1)
                              Redemption         $_________(2)
                              Conversion         $_________(3)

                              (1) The market value of ____ shares of Common
                                  Stock received for each share of MI Series A
                                  Preferred tendered in the Exchange Offer, based on the last reported sales price of Common Stock on the NYSE on ___________, 1998.
                              (2) Cash equal to the Redemption Price as if MI
                                  had called the MI Series A Preferred for redemption on ________, 1998.
                              (3) The market value of one share of Common Stock
                                  based on the last reported sales price of Common Stock on the NYSE on __________, 1998, plus $.10 in cash.

Federal Income Tax
Consequences................  Subject to the exceptions described under "Certain
                              Federal Income Tax Consequences," a holder of MI Series A Preferred who participates in the Exchange Offer will recognize gain or loss equal to the difference between (A) the sum of the fair market value of Common Stock and cash in lieu of a fractional share received, and (B) the holder's basis in the shares of MI Series A Preferred exchanged.

                              Such gain or loss will be capital gain or loss, assuming the shares of MI Series A Preferred exchanged were held as a capital asset. See "Certain Federal Income Tax Consequences" for further information regarding the federal income tax consequences related to the Exchange Offer as well as the federal income tax consequences to a non-tendering holder of MI Series A Preferred in the event of a redemption of the MI Series A Preferred by MI or the conversion of MI Series A Preferred by the holder into Common Stock, plus $.10 in cash.

Conditions of the Exchange
Offer.......................  The Company's obligation to consummate the
                              Exchange Offer is subject to certain conditions, including the absence of a significant decline in the market price of Common Stock or a material adverse change in the business, operations or conditions of the Company. See "The Exchange Offer--Certain Conditions of the Exchange Offer."

Withdrawal Rights...........  Tenders may be withdrawn (i) at any time prior to
                              5:00 p.m., New York City time, on the Expiration Date and (ii) if not yet accepted for exchange, at any time after _____________, 1998. See "The
                              Exchange Offer--Withdrawal Rights."

How to Tender...............  Tendering stockholders must either (i) complete and sign a Letter of Transmittal, have their signatures guaranteed if required, forward the Letter of Transmittal and any other required documents to the Exchange Agent at one of the addresses set forth on the back cover of this Prospectus and either deliver the certificates representing the tendered shares to the Exchange Agent or tender such shares pursuant to the procedures for book-entry transfer or (ii) request a broker, dealer, bank, trust company or other nominee to effect the transaction for them. Holders of shares of MI Series A Preferred registered in the name of a broker, dealer, bank, trust company or other nominee must contact such institution to tender their shares of MI Series A Preferred. Certificates for shares of MI Series A Preferred may be physically delivered, but physical delivery is not required if a confirmation of a book-entry transfer of such shares to the Exchange Agent's account at a book-entry transfer facility is delivered in a timely fashion. Certain provisions have also been made for holders whose stock certificates are not readily available or who cannot comply with the procedure for book-entry transfer on a timely basis. Questions regarding how to tender and requests for information should be directed to the Exchange Agent or the Information Agent. See "The Exchange Offer--How to Tender."

Acceptance of Tenders.......  Subject to the terms and conditions of the
                              Exchange Offer, including the reservation of certain rights by the Company, shares of MI Series A Preferred validly tendered will be accepted on or promptly after the Expiration Date. Subject to such terms and conditions, certificates for shares of Common Stock to be issued in exchange for properly tendered shares of MI Series A Preferred will be mailed by the Exchange Agent promptly after acceptance of the tendered shares, together with cash in lieu of any fractional shares of Common Stock. Although the Company does not presently intend to do so, if it modifies the terms of the Exchange Offer, such modified terms will be available to all holders of shares of MI Series A Preferred, whether or not their shares have been tendered prior to such modification.

                              Any material modification will be disclosed in accordance with the applicable rules of the SEC and, if required, the Exchange Offer will be extended to permit stockholders adequate time to consider such modification. See "The Exchange Offer--Acceptance of Tenders."

Interest of Affiliates......  The Company owns all the outstanding voting common stock, par value $1.00 per share, of MI ("MI
                              Common Stock") and currently holds approximately 94% (or 96%, after giving effect to the Series B Redemption) of the voting power of the outstanding capital stock of MI. If all outstanding shares of MI Series A Preferred were tendered and accepted in the Exchange Offer, and following the completion of the Series B Redemption, the Company would own, directly or indirectly, all the outstanding capital stock of MI.

Appraisal Rights............  Holders of the MI Series A Preferred do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer.

Recommendation of MI........  The Board of Directors of MI recommends that holders of outstanding shares of MI Series A
                              Preferred accept the Exchange Offer because, as of the date of this Prospectus, the MI Board currently intends to call the MI Series A Preferred for redemption in the near future and the consideration that would be received by a holder of shares of MI Series A Preferred in the Exchange Offer exceeds the consideration such holder would receive on redemption or conversion of such shares as of the date of this Prospectus. See "The Exchange Offer--Certain Consequences to Nontendering Holders." However, pursuant to covenants contained in the indentures governing certain outstanding indebtedness of MI, a redemption of MI Series A Preferred would require a cash contribution from the Company to MI, and the Company has no obligation to make such a contribution. Accordingly, there is no assurance that the MI Series A Preferred will be called for redemption. Moreover, no assurance can be given that the market price of shares of Common Stock will not decline in the future and stockholders are advised to obtain current market quotations for the Common Stock. Holders of MI Series A Preferred are also advised that the members of the Board of Directors of MI are executive officers of the Company. MI (and its Board of Directors) urges holders of shares of MI Series A Preferred to consult their own financial and tax advisors on what action to take.

Comparison of Stockholder
Rights......................  Holders of MI Series A Preferred who exchange shares in the Exchange Offer will become stockholders of the Company and will have different rights as stockholders of the Company than as holders of MI Series A Preferred. See "Comparison of Stockholder Rights."

Exchange Agent..............  First Chicago Trust Company of New York.

Information Agent...........  Morrow & Co., Inc.

                                 RISK FACTORS

     See "Risk Factors" beginning on page 14 for a discussion of certain factors that should be considered by prospective investors in evaluating an investment in Common Stock.

                     MARKET PRICE AND DIVIDEND INFORMATION

     Common Stock and MI Series A Preferred trade on the NYSE under the symbols MDR and MDEA, respectively. The following tables set forth the high and low sales prices of Common Stock and MI Series A Preferred for the quarters indicated, as reported in The Wall Street Journal's NYSE Composite Transactions Reports. The table also sets forth certain dividend information for Common Stock and MI Series A Preferred.
                                 COMMON STOCK
                                                       MARKET PRICE     CASH
                                                       ------------    DIVIDENDS
     FISCAL YEAR ENDED MARCH 31,                      HIGH       LOW   DECLARED
     ---------------------------                      ----       ---   --------
     1997:
         First Quarter............................ $ 23 1/4    $19 1/4   $0.25
         Second Quarter...........................   22 1/4     17 7/8    0.25
         Third Quarter............................   22 1/2     16        0.05
         Fourth Quarter...........................   22 7/8     16        0.05
      1998:
         First Quarter............................ $ 29 5/8    $18        0.05
         Second Quarter...........................   36 1/2     28 1/2    0.05
         Third Quarter............................   40 1/8     28 7/8    0.05
         Fourth Quarter...........................   41 15/16   29 1/4    0.05
      1999:
         First Quarter............................ $ 43 15/16  $34 3/8   $0.05
         Second Quarter (through July __, 1998)...

                             MI SERIES A PREFERRED

                                                       MARKET PRICE      CASH
                                                       ------------    DIVIDENDS
     FISCAL YEAR ENDED MARCH 31,                      HIGH       LOW   DECLARED
     ---------------------------                      ----       ---   --------
     1997:
         First Quarter............................ $ 30 3/8    $27 3/8   $0.55
         Second Quarter...........................   30 3/4     27 7/8    0.55
         Third Quarter............................   30 1/4     25 1/2    0.55
         Fourth Quarter...........................   30 1/4     27 1/8    0.55
      1998:.......................................
         First Quarter............................ $ 32 5/8    $26 7/8   $0.55
         Second Quarter...........................   37         31 1/2    0.55
         Third Quarter............................   40 1/16    32 3/4    0.55
         Fourth Quarter...........................   42         34        0.55
      1999:
         First Quarter............................ $ 43 1/2    $35 3/8   $0.55
         Second Quarter (through July __, 1998)...

     The following table sets forth the closing price per share of Common Stock and MI Series A Preferred Stock on July 1, 1998, the business day preceding the initial filing of the Registration Statement, as reported in The Wall Street Journal's NYSE Composite Transactions Reports:

                                                                   MI SERIES A
     MARKET PRICE PER SHARE AT:                   COMMON STOCK   PREFERRED STOCK
     --------------------------                   ------------   ---------------
     July 1, 1998...............................    $34 3/8          $35 1/4

     Stockholders are advised to obtain current market quotations for Common Stock and MI Series A Preferred. No assurance can be given as to the market price of Common Stock and MI Series A Preferred at or after the Expiration Date.

                     SUMMARY FINANCIAL DATA OF THE COMPANY

     The Summary Financial Data presented below as of March 31, 1998, 1997, 1996, 1995 and 1994, and for each of the years in the five-year period ended March 31, 1998, are derived from the audited consolidated financial statements of the Company. This data should be read in conjunction with those consolidated financial statements and the notes thereto incorporated by reference herein.

                                                                      Year Ended March 31,
                                                  -----------------------------------------------------------
                                                  1998          1997          1996         1995          1994
                                                  ----          ----          ----         ----          ----
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

STATEMENT OF OPERATIONS DATA:
  Revenues..................................   $3,674,635    $3,150,850    $3,244,318   $3,043,680    $3,059,912

  Income (Loss) before Cumulative
  Effect of Accounting Changes..............      215,690      (206,105)       20,625       10,876        89,956

  Net Income (Loss).........................      215,690      (206,105)       20,625        9,111       (10,794)

BASIC EARNINGS (LOSS) PER COMMON SHARE:
  Income (Loss) before Cumulative
  Effect of Accounting Changes..............   $     3.74    $    (3.95)   $     0.23   $     0.05    $     1.59

  Net Income (Loss).........................         3.74         (3.95)         0.23         0.02         (0.32)

DILUTED EARNINGS (LOSS) PER COMMON SHARE:
  Income (Loss) before Cumulative
  Effect of Accounting Changes..............   $     3.48    $    (3.95)   $     0.23   $     0.05    $     1.59

  Net Income (Loss).........................         3.48         (3.95)         0.23         0.02         (0.32)

BALANCE SHEET DATA:
  Working Capital...........................   $  135,430    $  225,571    $  331,986   $  (40,790)   $   65,652

  Total Assets..............................    4,501,130     4,599,482     4,387,251    4,751,670     4,223,569

  Long-Term Debt............................      598,182       667,174       576,256      579,101       667,066

  Subsidiary's Redeemable Preferred
  Stocks....................................      155,358       170,983       173,301      179,251       196,672

  Stockholders' Equity......................      679,773       437,001       684,520      710,579       542,258

  Cash Dividends Per Common Share...........   $     0.20    $     0.60    $     1.00   $     1.00    $     1.00

--------------------
  See Note 18 to the consolidated financial statements of the Company incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, as amended (the "Consolidated Financial Statements"), for significant items included in fiscal year 1998 and 1997 results. Earnings per share for the previous periods presented have been restated due to the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," during fiscal year 1998. Fiscal year 1996 results include an equity income gain of $30,612,000 resulting from the sale of two power purchase contracts, favorable workers' compensation cost and other insurance adjustments of $24,640,000, a gain of $34,788,000 resulting from the sale of the Company's interest in Caspian Sea oil fields and the write-off of an insurance claim of $12,600,000 due to an unfavorable arbitration ruling related to the recovery of cost incurred for corrective action in certain utility and industrial installations. Fiscal year

1995 results include a $46,489,000 charge for the decontamination, decommissioning and closing of certain nuclear manufacturing facilities and the closing of a manufacturing facility, a $14,478,000 charge for the reduction of estimated products liability asbestos claims recoveries from insurers, and a $26,300,000 benefit for a reduction in accrued interest expense due to the settlement of outstanding tax issues.

  See Note 3 to the Consolidated Financial Statements regarding the change to the cost method of accounting for the Company's investment (through JRM) in the HeereMac joint venture in fiscal year 1997. Equity in income of HeereMac was $1,083,000, $6,244,000, and $79,386,000 in fiscal years 1996, 1995 and 1994, respectively. See Note 3 to the Consolidated Financial Statements regarding the April 3, 1998 termination of the McDermott-ETPM joint venture. Fiscal year 1995 includes the cumulative effect of the adoption of SFAS No. 112. Fiscal year 1994 includes the cumulative effect of the adoption of Emerging Issues Task Force Issue No. 93-5. See Note 11 to the Consolidated Financial Statements regarding the uncertainty as to the ultimate loss relating to products liability asbestos claims and the results of the ongoing investigation by the Company, JRM and the U.S. Department of Justice into possible anti-competitive practices by the Company and JRM, and related civil claims. See "Risk Factors--Investigation of Certain Former Employees and Others."

                           MI SUMMARY FINANCIAL DATA

     The Summary Financial Data presented below as of March 31, 1998, 1997, 1996, 1995 and 1994, and for each of the years in the five-year period ended March 31, 1998, are derived from the audited consolidated financial statements of MI. This data should be read in conjunction with those consolidated financial statements and the notes thereto incorporated by reference herein.

                                                              Year Ended March 31,
                                          -----------------------------------------------------------
                                          1998         1997          1996          1995          1994
                                          ----         ----          ----          ----          ----
                                                                 (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues..........................   $1,842,659   $1,796,257    $2,027,975    $2,222,390    $2,243,366

  Income (Loss) before Cumulative
   Effect of  Accounting Changes....       40,390     (174,805)      (27,143)      (73,880)      (26,316)

  Net Income (Loss).................       40,390     (174,805)      (27,143)      (74,392)     (127,066)

BALANCE SHEET DATA:
  Total Assets......................   $2,862,818   $3,137,170    $3,019,780    $3,386,429    $3,500,726

  Long-Term Debt....................      352,360      379,487       423,882       423,150       584,532

  Redeemable Preferred Stocks.......      155,358      170,983       173,301       179,251       196,672

______________________

     All the MI Common Stock is owned, directly or indirectly, by the Company and, therefore, no per share data is shown above.

     See Note 16 to the consolidated financial statements of MI incorporated by reference to MI's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 (the "MI Financial Statements") for significant items included in fiscal year 1998 and 1997 results. Fiscal year 1996 results include an equity income gain of $30,612,000 resulting from the sale of two power purchase contracts, a favorable workers' compensation cost adjustment of $5,746,000 and a write-off of an insurance claim of $12,600,000 due to an unfavorable arbitration ruling related to the recovery of cost incurred for corrective action in certain utility and industrial installations. Fiscal year 1995 results include a $46,489,000 charge for the decontamination, decommissioning and closing of certain nuclear manufacturing facilities and the closing of a manufacturing facility, a $14,478,000 charge for the reduction of estimated products liability asbestos claims recoveries from insurers and a $26,300,000 benefit for a reduction in accrued interest expense due to the settlement of outstanding tax issues.

     Fiscal year 1995 includes the sale of a portion of MI's marine construction services business to the Company and the cumulative effect of the adoption of SFAS No. 112. Fiscal year 1994 includes the cumulative effect of the adoption of Emerging Issues Task Force Issue No. 93-5. See Note 11 to the MI Financial Statements regarding the uncertainty as to the ultimate loss relating to products liability asbestos claims and the results of the ongoing investigation by the Company, JRM and the U.S. Department of Justice into possible anti-competitive practices by the Company and JRM and related civil claims. See "Risk Factors--Investigation of Certain Former Employees and Others."

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE COMPANY

     The following table sets forth summary historical financial information as of March 31, 1998 and 1997 and for each of the years in the two-year period ended March 31, 1998 derived from the audited consolidated financial statements of the Company. The table also sets forth certain pro forma financial information for the Company assuming (i) the Exchange Offer was completed on (A) April 1, 1997 for the Statement of Operations information and (B) March 31, 1998 for the Balance Sheet information and (ii) all outstanding shares of MI Series A Preferred were exchanged for Common Stock in the Exchange Offer. The pro forma amounts do not reflect (i) the conversion in April 1998 of all outstanding shares of the Company's Series C Cumulative Preferred Stock into Common Stock or
(ii) the Series B Redemption.

                                                                                            Unaudited
                                                 Historical Year Ended March 31,            Pro Forma
                                                 -------------------------------            Year Ended
                                                     1998               1997             March 31, 1998(2)
                                                     ----               ----             -----------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
  Revenues.................................       $3,674,635         $3,150,850             $3,674,635

  Net Income (Loss)(1).....................          215,690           (206,105)               221,890

EARNINGS (LOSS) PER COMMON SHARE:
  Basic(1).................................       $     3.74         $    (3.95)            $     3.66
  Diluted(1)...............................             3.48              (3.95)                  3.47

BALANCE SHEET:
  Working Capital..........................       $  135,430         $  225,571             $  135,430

  Total Assets.............................        4,501,130          4,599,482              4,501,130

  Long-Term Debt...........................          598,182            667,174                598,182

  Subsidiary's Redeemable
    Preferred Stocks.......................          155,358            170,983                 67,274

  Stockholders' Equity.....................          679,773            437,001                767,857

BOOK VALUE PER COMMON SHARE................       $     9.49         $     5.34             $    10.50

____________________

(1) The amounts shown for the unaudited pro forma earnings per common share for the year ended March 31, 1998 does not include a deduction for the excess consideration being offered to holders of MI Series A Preferred pursuant to the Exchange Offer over the value of the consideration receivable on conversion of the outstanding shares of MI Series A Preferred. That excess consideration (currently estimated as $_____________, based on the closing sales price of the Common Stock on _____________, 1998) will be deducted from earnings in the calculation of earnings per common share for fiscal year 1999. Given that this will be a one-time item, such a deduction is not reflected in the unaudited pro forma basic and diluted earnings per share amounts reflected herein.

(2)  The pro forma adjustments reflected herein were as follows:
                                                                   Adjustments
                                                                  Debit (Credit)
                                                                  (in thousands)
                                                                  --------------
     (A)  Adjustments to the Statement of Operations were:

          1. reversal of minority interest expense (MI Series
             A Preferred dividends)                                 $ (6,200)

     (B)  Adjustments to the Balance Sheet were:

          MINORITY INTEREST

          1. acquisition of MI Series A Preferred                     88,084

          STOCKHOLDERS' EQUITY

          2. issuance of Common Stock in the Exchange Offer          (88,084)

                                 RISK FACTORS

     In addition to the other information included elsewhere in this Prospectus, the following risk factors should be carefully considered in evaluating an investment in Common Stock offered hereby. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks and uncertainties. These statements can be identified by the use of the words "expect," "anticipate," "project," "estimate," "predict," or similar expressions. Actual results may differ significantly from the results expressed or implied in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in this section. Unless the context otherwise requires, as used in this "Risk Factors" discussion, JRM refers to J. Ray McDermott, S.A. and its consolidated subsidiaries, collectively.

RISKS ASSOCIATED WITH MARINE CONSTRUCTION SERVICES BUSINESS AND INTERNATIONAL JOINT VENTURES

     An investment in Common Stock entails certain risks and other investment considerations in addition to those involved in an equity investment in MI. These factors primarily relate to the Company's ownership of JRM and the Company's and JRM's participation in international joint ventures and include the items discussed below.

     Dependence on Oil and Gas Industry

     The demand for marine construction services has traditionally been cyclical, depending primarily on the capital expenditures of oil and gas companies for developmental construction. These capital expenditures are influenced by such factors as prevailing oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the sale and expiration dates of available offshore leases, the discovery rate of new oil and gas reserves in offshore areas, local and international political, military, regulatory and economic conditions, technological advances and the ability of oil and gas companies to generate funds for capital expenditures. As a result of several positive trends that have favorably impacted the marine construction services industry (including relatively high levels of offshore oil and gas activities and capital expenditures on offshore development operations), industry utilization rates and contract rates have recently achieved exceptionally high levels. No assurance can be given that current levels of offshore oil and gas activities and capital expenditures on offshore development operations will be maintained. Management anticipates prices for oil and natural gas will continue to be volatile and affect the demand for and pricing of JRM's services. A material decline in oil or natural gas prices or activities over a sustained period of time could materially adversely affect the demand for JRM's services and, therefore, the Company's results of operations and financial condition.

     Competition in Offshore Marine Construction Industry

     The marine construction services business is highly competitive and in recent years has been characterized by overcapacity, which has resulted in substantial pressure on pricing and operating margins. Contracts for marine construction services are usually awarded on a competitive bid basis. Although management believes customers consider, among other things, the availability and technical capabilities of equipment and personnel, efficiency, condition of equipment, safety record and reputation, price competition is currently a primary factor in determining which qualified contractor with available equipment is awarded a contract.

     Contractual Pricing in the Offshore Marine Construction Industry

     Because of the nature of the offshore marine construction industry, a substantial number of JRM's projects are currently performed on a fixed-price basis, although some projects are performed on a cost-plus or day-rate basis or some combination thereof. Most long-term contracts have provisions for progress payments. More recently, certain contracts with alliance partners of JRM have introduced a risk and reward element to compensation for certain projects wherein a portion of total compensation for a project is tied to overall performance of the alliance partners. JRM attempts to cover increased costs of anticipated charges in labor, material and service costs of long-term contracts, either through an estimation of such charges, which is reflected in the original price, or through price escalation clauses. Despite these attempts, however, the revenue, cost and gross profit realized on a fixed-price contract will often vary from the estimated amounts because of changes in job conditions and variations in labor and equipment productivity over the term of the contract. These variations and the risks generally inherent in the marine construction industry may result in gross profits realized by JRM being different from those originally estimated and may result in JRM experiencing reduced profitability or losses on projects.

     In addition, JRM's long-term contract revenues are recognized on a percentage of completion basis. Accordingly, contract price and cost estimates are reviewed periodically as the work progresses, and adjustments proportionate to the percentage of completion are reflected in income in the period when such estimates are revised. To the extent these adjustments result in a reduction or an elimination of previously reported profits with respect to a project, JRM would recognize a charge against current earnings, which could be material.

     Seasonality

     The activity in the marine construction industry is highly seasonal in certain geographic regions and is affected by adverse weather conditions in those regions during particular times of the year. Historically, a disproportionate amount of JRM's contract revenues and net income has been earned during the first three quarters of its fiscal year and JRM has incurred losses during the fourth quarter of its fiscal year.

     Operating Risks

     JRM's operations are subject to the inherent risks of operations at sea, including accidents resulting in the loss of life or property, pollution or other environmental mishaps, adverse weather conditions, mechanical failures, collisions, property losses to JRM's vessels, business interruption due to political action in foreign countries, and labor stoppages. Litigation arising from any such event may result in JRM being named as a defendant in lawsuits asserting large claims. JRM maintains insurance for such amounts and against such risks that it deems adequate. However, certain risks are either not insurable or insurance is available only at rates that JRM considers uneconomical. Among those risks are war and confiscation of property in certain areas of the world and pollution liability in excess of relatively low limits. Depending on competitive conditions and other factors, JRM endeavors to obtain contractual protection against uninsured risks from its customers. When obtained, such contractual indemnification protection may not in all cases be supported by adequate insurance maintained by the customer. There is no assurance that such insurance or contractual indemnity protection will be sufficient or effective under all circumstances or against all hazards to which JRM may be subject.

     Governmental Regulation and Environmental Matters

     Many aspects of JRM's operations and properties are affected by political developments and are subject to both domestic and foreign governmental regulations, including those relating to the construction and equipping of production platforms and other marine facilities, vessel safety, currency conversions and repatriation, oil exploration and development, taxation of foreign earnings and earnings of expatriate personnel, and use of local employees and suppliers by foreign contractors. See "--Risks of Foreign Subsidiaries and Joint Ventures and Other Risks of International Operations." In addition, JRM depends on the demand for its services from the oil and gas industry and, therefore, is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally. The adoption of laws and regulations curtailing exploration and development drilling for oil and gas for economic and other policy reasons would adversely affect JRM's operations by limiting demand for marine construction services. Management cannot determine to what extent future operations and earnings of JRM may be affected by new legislation, new regulations or changes in existing regulations.

     JRM's operations and properties are also affected by numerous foreign, federal, state and local environmental protection laws and regulations. See "-- Other Contingencies--Environmental Matters."

     Risks of Foreign Subsidiaries and Joint Ventures and Other Risks of International Operations

     The Company and JRM conduct some of their respective operations through foreign subsidiaries and joint ventures, some of which they manage and some of which are managed by others. Even in those joint ventures managed by the Company or JRM, the Company or JRM (as the case may be) may be required to consider the interests of its joint venture partners in connection with decisions concerning the operations of the joint ventures. Certain arrangements involving these subsidiaries and joint ventures may impose restrictions on the ability of the Company to gain access to the cash flows or assets of these entities. In addition, these foreign subsidiaries and joint ventures may face governmentally imposed restrictions on their abilities to transfer funds to the Company or JRM.

     The McDermott Group's international operations are subject to certain political, economic and other uncertainties not encountered in domestic operations, including, among others, risks of war, expropriation or nationalization of assets, renegotiation or nullification of existing contracts, changing political conditions, changing laws and policies affecting trade and investment, overlap of different tax structures, and the general hazards associated with the assertion of foreign sovereignty over certain areas in which operations are conducted. Because JRM's major marine vessels typically require relatively long periods of time to mobilize over long distances, JRM may be particularly susceptible to regional conditions that may adversely affect its operations. Additionally, various foreign jurisdictions have laws limiting the right and ability of foreign subsidiaries and joint ventures to pay dividends and remit earnings to affiliated companies, unless specified conditions precedent are met.

     The McDermott Group's foreign operations sometimes face the additional risks of fluctuating currency values, hard currency shortages and controls of foreign currency exchange. The McDermott Group attempts to minimize its exposure to foreign currency fluctuations by attempting to match anticipated foreign currency contract receipts with anticipated like foreign currency disbursements. To the extent it is unable to match the anticipated foreign currency receipts and disbursements related to its contracts, the McDermott Group enters into forward exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with their committed exposures.

INVESTIGATION OF CERTAIN FORMER EMPLOYEES AND OTHERS

     In March 1997, the Company and JRM, with the help of outside counsel, began an investigation into allegations of wrongdoing by a limited number of former employees of the Company and JRM and others, concerning the operation of the heavy-lift business of the HeereMac joint venture ("HeereMac"). Upon becoming aware of these allegations, the Company and JRM notified authorities, including the Antitrust Division of the U.S. Department of Justice (the "Department of Justice") and the European Commission. As a result of the Company's and JRM's prompt disclosure of the allegations, the Company and JRM, and the individuals who were officers, directors or employees of the Company or JRM at the time of the disclosure, were granted immunity from criminal prosecution by the Department of Justice for any anti-competitive acts involving worldwide heavy-lift activities.

     After receiving the allegations, JRM initiated action to terminate its interest in the HeereMac joint venture, and, on December 19, 1997, JRM's co-venturer in the joint venture, Heerema Offshore Construction Group, Inc. ("Heerema"), acquired JRM's interest in exchange for $318.5 million in cash and title to several pieces of equipment, including two launch barges and the derrick barge 101, a 3,500-ton lift capacity semi-submersible derrick barge. On December 21, 1997, HeereMac and one of its employees pled guilty to criminal charges by the Department of Justice that they and others had participated in a conspiracy to rig bids in connection with the heavy-lift business of HeereMac in the Gulf of Mexico, North Sea and Far East. HeereMac and the HeereMac employee were fined $49.0 million and $100,000, respectively. As part of the plea, both HeereMac and certain employees of HeereMac agreed to cooperate fully with the Department of Justice's investigation. Neither the Company, JRM nor any of their respective officers, directors or employees was a party to those proceedings.

     The Company and JRM have cooperated and are continuing to cooperate with the Department of Justice in its investigation. Near the end of calendar year 1997, the Department of Justice requested additional information from the companies relating to possible anti-competitive activity in the marine construction business of McDermott-ETPM East, Inc., one of the operating companies within JRM's former McDermott-ETPM joint venture with ETPM S.A., a French company. In connection with the termination of the McDermott-ETPM joint venture on April 3, 1998, JRM assumed 100% ownership of McDermott-ETPM East, Inc., which has been renamed J. Ray McDermott Middle East, Inc.

     The Company and JRM are also cooperating with the SEC, which also requested information and documents from the companies with respect to certain of the above-described matters. The Company and JRM are subject to a judicial order entered in 1976, with the consent of MI (which was then the parent entity in the McDermott Group), pursuant to an SEC complaint (the "Consent Decree"). The Consent Decree prohibits the companies from making false entries in their books, maintaining secret or unrecorded funds or using corporate funds for unlawful purposes. Violations of the Consent Decree could result in substantial civil and/or criminal penalties to the companies.

     In June 1998, Phillips Petroleum Company (individually and on behalf of certain co-venturers) and certain related entities filed a complaint in the United States District Court for the Southern District of Texas against the Company, JRM, MI, McDermott-ETPM, Inc., certain JRM subsidiaries, HeereMac, Heerema, certain Heerema affiliates and others. The complaint alleges that the defendants engaged in anti-competitive acts in violation of Sections 1 and 2 of the Sherman Act and Sections 15.05(a) and (b) of the Texas Business and Commerce Code, engaged in fraudulent activity and tortiously interfered with the plaintiffs' businesses in connection with certain offshore transportation and installation projects in the Gulf of Mexico, North Sea and Far East. In addition to seeking actual damages and attorneys' fees, the plaintiffs have requested punitive as well as treble damages. Also in June 1998, Shell Offshore, Inc. and certain related entities filed a complaint in the United States District Court for the Southern District of Texas against the Company, JRM, HeereMac, Heerema and others alleging that the defendants engaged in anti-competitive acts in violation of Sections 1 and 2 of the Sherman Act. In addition to seeking actual damages, among other things, the complaint also requests treble damages.

     It is not possible to predict the ultimate outcome of the Department of Justice investigation, the SEC inquiry, the companies' internal investigation, the above-referenced lawsuits, or the actions that may be taken by others as a result of HeereMac's guilty plea or otherwise. However, these matters could result in civil and/or criminal liability and have a material adverse effect on the Company's consolidated financial position and results of operations.

OTHER CONTINGENCIES

     Products Liability for Asbestos Claims

     Pursuant to agreements with the majority of its principal insurers, The Babcock & Wilcox Company, a subsidiary of MI ("B&W"), negotiates and settles products liability asbestos claims from non-employees and bills these amounts to the appropriate insurers. As a result of collection delays inherent in the process, and the effect of agreed payment schedules with specific insurers, reimbursement is usually delayed for three months or more. The average amount of these claims (historical average of approximately $6,400 per claim over the last three years) has continued to rise. Claims paid in fiscal year 1998 were $191.6 million, of which $179.3 million has been recovered or is due from insurers. At March 31, 1998, receivables of $101.7 million were due from insurers for reimbursement of settled claims, including $21.0 million classified as long-term receivables. Estimated liabilities for pending and future non-employee products liability asbestos claims are derived from B&W's claims history and constitute management's best estimate of such future costs. Settlement of the liability is expected to occur over approximately the next 15 years. Estimated insurance recoveries are based on an analysis of insurers providing coverage of the estimated liabilities. Inherent in the estimate of such liabilities and recoveries are expected trends in claim severity and frequency and other factors, including recoverability from insurers, which may vary significantly as claims are filed and settled. Accordingly, the ultimate loss may differ materially from amounts provided in the Consolidated Financial Statements.

     Environmental Matters

     The Company and its subsidiaries are subject to the existing and evolving legal and regulatory standards relating to the environment. These laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") and similar laws which provide for responses to and liability for releases of hazardous substances into the environment, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and other federal laws, each as amended, and similar foreign, state or local counterparts to these federal laws, which regulate air emissions, water discharges, hazardous substances and wastes, and require public disclosure related to the use of various hazardous substances. The operations of the McDermott Group are also governed by laws and regulations relating to workplace safety and worker health, primarily the Occupational Safety and Health Act and regulations promulgated thereunder. The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent. These laws may provide for "strict liability" for damages to natural resources or threats to public health and safety, rendering a party liable for the environmental damage without regard to negligence or fault on the part of such party. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Certain environmental laws provide for strict, joint and several liability for remediation of spills and other releases of hazardous substances. In addition, companies may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. Such laws and regulations may also expose the Company and its subsidiaries to liability for the conduct of or conditions caused by others, or for acts of the Company or its subsidiaries that were in compliance with all applicable laws at the time such acts were performed.

     Compliance by the McDermott Group with U.S. federal, state and local environmental control and protection regulations necessitated capital expenditures of $379,000 in fiscal year 1998, and management expects to spend another $2.6 million on such capital expenditures over the next five years. Management cannot predict all of the environmental requirements or circumstances which will exist in the future, but anticipates that environmental control and protection standards will become increasingly stringent and costly. Complying with existing environmental regulations resulted in pretax charges of approximately $9.0 million in fiscal year 1998.

     Companies within the McDermott Group have been identified as potentially responsible parties at various cleanup sites under CERCLA. None of the companies within the McDermott Group have been determined to be major contributors of wastes to these sites. However, each potentially responsible party or contributor may face assertions of joint and several liability. Generally, however, a final allocation of costs is made based on relative contribution of wastes to each site. Based on the relative contributions of waste to each site, the Company's and its subsidiaries' shares of the ultimate liability for the various sites referred to above are not expected to have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity in any given year.

     At March 31, 1998, the McDermott Group had total environmental reserves of $46.2 million, of which $9.9 million was included in current liabilities. Estimated recoveries of these costs are included in environmental and products liabilities recoverable at March 31, 1998. Inherent in the estimates of such reserves and recoveries are expected levels of contamination, decommissioning costs and recoverability from other parties, which may vary significantly as decommissioning activities progress. Accordingly, changes in estimates could result in a material adjustment to operating results and the ultimate loss may differ materially from amounts provided in the consolidated financial statements.

     Certain subsidiaries of MI perform significant amounts of work for the U.S. Government under both prime contracts and subcontracts and operates certain facilities that are licensed to possess and process special nuclear materials and thus are subject to continuing reviews by governmental agencies, including the Environmental Protection Agency and the Nuclear Regulatory Commission (the "NRC"). Decommissioning regulations promulgated by the NRC require BWX Technologies, Inc., a subsidiary of MI ("BWXT"), to provide financial assurance that it will be able to pay the expected cost of decommissioning its facilities at the end of their service lives. BWXT will continue to provide financial assurance of $20.4 million during fiscal year 1999 by issuing letters of credit for the ultimate decommissioning of all its licensed facilities, except one. This facility, which represents the largest portion of BWXT's eventual decommissioning costs, has provisions in its government contracts pursuant to which all of its decommissioning costs and financial assurance obligations are covered by the U.S. Government.

COMPARISON OF STOCKHOLDER RIGHTS

     Holders of MI Series A Preferred who exchange shares in the Exchange Offer will become stockholders of the Company and will have different rights as stockholders of the Company than as holders of shares of MI Series A Preferred. See "Comparison of Stockholder Rights."

NECESSITY TO COMPLY WITH EXCHANGE OFFER PROCEDURES

     To participate in the Exchange Offer, holders of shares of MI Series A Preferred must transmit a properly completed Letter of Transmittal, including all other documents required by the Letter of Transmittal, to the Exchange Agent at one of the addresses set forth on the back cover of this Prospectus on or prior to the Expiration Date. In addition, either (i) certificates for such shares of MI Series A Preferred must be received by the Exchange Agent along with the Letter of Transmittal or (ii) the holder must comply with the guaranteed delivery procedures described in this Prospectus. See "The Exchange Offer." Failure to deliver certificates for such shares of MI Series A Preferred, with the Letter of Transmittal electing to exchange shares in the Exchange Offer, to the Exchange Agent as described in this Prospectus would result in the automatic redemption of such shares for the Redemption Price if, as it currently anticipates, MI elects to call the outstanding shares of MI Series A Preferred for redemption after completion of the Exchange Offer and the holder had not elected to convert its shares of MI Series A Preferred into Common Stock prior to the redemption date.

                                 THE COMPANIES

MCDERMOTT INTERNATIONAL, INC.

     The Company was incorporated under the laws of the Republic of Panama in 1959 and is the parent company of the McDermott Group, which includes JRM and MI. The Company operates through its subsidiaries primarily in three business segments: (i) the Marine Construction Services segment, which is conducted through JRM and its subsidiaries; (ii) the Power Generation Systems segment, which is primarily conducted through subsidiaries of MI and is described below under "--McDermott Incorporated--Power Generation Systems"; and (iii) the Government Operations segment, which is conducted through subsidiaries of MI and is described below under "--McDermott Incorporated--Government Operations." The Company also provides design, engineering, construction and project management services, manufactures and sells industrial equipment and provides contract research and development, maintenance and other services to customers in a wide range of industries, primarily through MI's Engineering and Construction Operations segment and MI's other operations. Those operations are described below under "--McDermott Incorporated--Engineering and Construction Operations" and "--Other Operations."

     Marine Construction Services

     JRM and its subsidiaries own and operate the McDermott Group's Marine Construction Services business. JRM is a majority-owned subsidiary of the Company, with the Company owning approximately 60% of JRM's outstanding common stock and the remaining 40% being publicly held. JRM is a corporation organized under the laws of the Republic of Panama. JRM conducts substantially all its business activities through subsidiaries. Unless the context otherwise requires, as used in the following discussion, "JRM" refers to J. Ray McDermott, S.A. and its consolidated subsidiaries, collectively.

     The services provided by JRM include the design, engineering, fabrication and installation of offshore drilling and production platforms, specialized structures, modular facilities, marine pipelines and subsea production systems and procurement activities. JRM also provides (i) project management, engineering, subsea trenching and diving services and removal, salvage and refurbishment services for offshore fixed platforms; (ii) design and engineering, construction and maintenance services for onshore oil and gas gathering and processing facilities; and (iii) ship repair, refurbishment, modification and conversion services and other marine construction services primarily to customers in the marine transportation and construction industries and the oil and natural gas drilling, production, transportation and supply industries. JRM's activities are focused primarily in the Gulf of Mexico, the North Sea, the Middle East, India and the Far East. JRM's customers are primarily oil and gas companies, including major and independent producers and foreign, government-owned companies. Those customers typically award contracts through competitive bid processes, and the contracts usually provide for the work to be performed on a fixed-price, cost-plus or day-rate basis or a combination thereof.

     JRM's activity level depends mainly on the capital expenditures of oil and gas companies and foreign governments for developmental construction. These expenditures are influenced by the selling price of oil and gas along with the cost of production and delivery, the terms and conditions of offshore leases, the discovery rates of new reserves offshore, the ability of the oil and gas industry to raise capital, and local and international political and economic conditions. In some Far East countries, internal consumption of oil and gas products has decreased due to the current economic crisis.

     Oil and gas company capital exploration and production budgets for calendar year 1998 were initially projected to increase for the fourth consecutive year to the highest level in the past ten years, but may now be curtailed by falling oil and gas prices. Increased production and lower worldwide demand for petroleum products has led to a significant drop in oil prices and downward pressure on natural gas prices. The Company expects that economic and political instability in Indonesia and political turmoil on the Indian subcontinent will have an adverse effect on exploration and production spending. Worldwide demand for offshore drilling rigs, particularly for deepwater exploration, has remained strong and this, historically, has been a leading indicator for an increase in the need for marine construction services.

     JRM owns one of the largest fleets of marine construction equipment used in major offshore construction. The nucleus of a "construction spread" is a large derrick barge, pipelay barge or combination derrick/pipelay barge capable of offshore operations for an extended period of time in remote locations. As of June 30, 1998, JRM's fleet of 18 major marine construction vessels consisted of five derrick barges, four pipelay barges and nine combination derrick/pipelay barges. The lifting capacities of the derrick and combination derrick/pipelay barges range from 250 to 5,000 tons. These vessels range in length from 400 to 698 feet and are fully equipped with stiff-leg or revolving cranes, auxiliary cranes, welding equipment, pile-driving hammers, anchor winches and a variety of additional gear. To support the operations of these major marine construction vessels, JRM also owns or leases a substantial number of other vessels, such as tugboats, utility boats, launch barges and cargo barges. In connection with its construction and pipelaying activities, this segment conducts diving operations.

     JRM owns or operates five fabrication facilities in different parts of the world, capable of building a wide range of offshore structures, from conventional jacket-type fixed platforms to deepwater platform configurations employing compliant-tower, tension-leg, floating production platform and spar technologies. Its principal domestic fabrication yard and offshore base is located on 1,114 acres of land, under lease, near Morgan City, Louisiana. JRM also owns or operates fabrication facilities near Corpus Christi, Texas, near Inverness, Scotland, in Indonesia on Batam Island and in Jebel Ali, U.A.E. It also owns and operates a ship repair and fabrication yard in Veracruz, Mexico.

     Until recently, JRM conducted a substantial part of its business through its participation in joint ventures, some of which it managed and others of which were managed by other marine construction contractors. JRM's two most significant joint venture arrangements were the HeereMac joint venture and the McDermott-ETPM joint venture. The HeereMac joint venture was formed in January 1989 to combine the specialized, heavy-lift marine construction fleets of JRM and Heerema for more efficient worldwide operations. Each of JRM and Heerema had a 50% interest in the joint venture, and Heerema had responsibility for its day-to-day operations. The McDermott-ETPM joint venture consisted of several joint venture operating companies, which provided general marine construction services to the petroleum industry in West Africa, South America, the Middle East and India and offshore pipelaying services in the North Sea. The McDermott-ETPM joint venture was subsequently expanded to include operations in the Far East and to pursue subsea contracting work on a worldwide basis. Most of the operating companies in the McDermott-ETPM joint venture were majority-owned and controlled by JRM. However, the operations of McDermott-ETPM West, Inc., which conducted operations in the North Sea, South America and West Africa, were managed and controlled by ETPM S.A.

     Effective as of December 19, 1997, JRM and Heerema terminated the HeereMac joint venture following JRM's becoming aware of allegations of wrongdoing by that joint venture and certain of its employees. See "Risk Factors-- Investigation of Certain Former Employees and Others." In connection with that termination, Heerema acquired and assumed JRM's 50% interest in the joint venture in exchange for cash of $318.5 million and title to several pieces of equipment, including two launch barges and the derrick barge 101, a 3,500 ton lift capacity, semi-submersible derrick barge. In addition, effective as of April 3, 1998, JRM and ETPM S.A. terminated the McDermott-ETPM joint venture. Pursuant to the termination arrangements with ETPM S.A., JRM received net cash of approximately $105.0 million and the combination derrick/pipelay barge 1601 and assumed 100% ownership of McDermott-ETPM East, Inc. (subsequently renamed J. Ray McDermott Middle East, Inc.) and McDermott-ETPM Far East, Inc. (subsequently
renamed J.  Ray McDermott Far East, Inc.).   ETPM S.A. received the pipelay
barge 200 and assumed 100% ownership of McDermott Subsea Constructors Limited and McDermott-ETPM West, Inc.

     JRM has continuing ownership interests in several other joint ventures, including joint ventures involving operations in foreign countries that require majority ownership by local interests. JRM also participates in an equally owned joint venture with the Brown & Root Energy Services unit of Halliburton Company ("Brown & Root"), which was formed in February 1995 to combine the operations of JRM's Inverness and Brown & Root's Nigg fabrication facilities in Scotland.

MCDERMOTT INCORPORATED

     MI was incorporated in 1946 as a successor to a business that had provided construction services to the oil and gas industry since the 1920's. MI operates primarily in three business segments: (i) the Power Generation Systems segment,
(ii) the Government Operations segment and (iii) Engineering and Construction Operations. MI conducts certain other operations in addition to these, which are described below under "--Other Operations." MI is a subsidiary of the Company, which holds all of the outstanding shares of voting Common Stock of MI and approximately 94% (or 96%, after giving effect to the Series B Redemption) of the voting power of the outstanding capital stock of MI. MI conducts substantially all of its business activities through subsidiaries.

     Power Generation Systems

     The Power Generation Systems segment provides engineered-to-order services, equipment and systems for energy conversion worldwide. The Power Generation Systems segment manufactures heavy pressure equipment (including boilers fueled by coal, oil, bitumen, natural gas, solid municipal waste, biomass and other fuels) and related industrial equipment (such as burners, pulverizer mills, soot blowers and ash handlers). This segment also fabricates steam generators for nuclear power plants and designs and supplies environmental control systems, including both wet and dry scrubbers for flue-gas desulfurization, modules for selective catalytic reduction of the oxides of nitrogen and electrostatic precipitators and similar devices.

     The Power Generation Systems segment supports operating plants with a wide variety of services, including the installation of new systems and replacement parts, engineered upgrades, construction, maintenance and field technical services, such as condition assessments. It also provides inventory services to help customers respond quickly to plant interruptions and to construction crews to maintain and repair operating equipment. This segment also provides power through cogeneration, refuse-fueled power plants and other independent power producing facilities. It participates in this market as a contractor for engineer-procure-construct services, as an equipment supplier, as an operations and maintenance contractor and through ownership interests.

     The principal customers of the Power Generation Systems segment are entities in the electric power generation industry (including government-owned utilities and independent power producers), pulp and paper companies and businesses in various process industries (such as petrochemical plants, oil refineries and steel mills) and other steam-using industries. Customers normally purchase services, equipment or systems from the Power Generation Systems segment after an extensive evaluation process based on competitive bids. A number of domestic and foreign-based companies specializing in steam generating systems, equipment and services compete with the Power Generation Systems segment, both domestically and internationally. The Company expects this segment will be adversely affected by the economic and political instability in Indonesia and political turmoil on the Indian subcontinent.

     The principal manufacturing plants of the Power Generation Systems segment are located in West Point, Mississippi, Paris, Texas (which MI has elected to close in the near future), Lancaster, Ohio and Cambridge, Ontario, Canada. This segment also operates independent power facilities located in Ebensburg, Pennsylvania and Sunnyside, Utah.

     Government Operations

     The Government Operations segment provides nuclear fuel assemblies and nuclear reactor components to the U. S. Navy for the Naval Reactors Program. This segment also supplies other equipment and services to the U.S. Government, including environmental restoration services and the management of government-owned facilities, primarily within the U.S. Department of Energy's nuclear weapons complex.

     This segment is the sole supplier to the U.S. Navy of all major nuclear steam system equipment and all nuclear fuel assemblies and reactor components for the Naval Reactors Program. There are a small number of suppliers of small nuclear components, with MI being the largest based on revenues. This segment is involved along with other companies in the operation of the Idaho National Engineering and Environmental Laboratory located near Idaho Falls, Idaho, the Rocky Flats Environmental Technology Site located near Boulder, Colorado, the Savannah River Site located in Aiken, South Carolina and the Hanford Site located in Richland, Washington.

     The Government Operations segment's principal facilities are located in Lynchburg, Virginia and Barberton, Ohio.

     Engineering and Construction Operations

     The business activities of the Engineering and Construction Operations segment are conducted through McDermott Engineers & Constructors (Canada), Limited ("MECL"), which is located in Calgary, Alberta, Canada. MECL provides services including project management, conceptual and process design, front-end engineering and design, detailed engineering, procurement, construction management and contract maintenance.

     The principal customers of this segment include oil and natural gas producers, entities in the electric power generation industry and companies in the petrochemical and chemical processing industries in Canada, the United Kingdom and the Middle East. The majority of this segment's contracts are awarded in a competitive market in which both price and quality are important considerations.

     Other Operations

     Other Operations includes the results of Hudson Products Corporation and McDermott Technology, Inc. and certain other businesses not included in MI's three primary business segments. Hudson Products Corporation products include air-cooled heat exchangers, combination water and air-cooled systems, air-cooled vacuum steam condensers, fiber-glass reinforced axial flow fans for air-cooled heat exchangers and wet cooling towers and fan control systems. McDermott Technology, Inc. performs research activities for internal operating segments of the Company and markets, negotiates and administers contracts for third parties.

     The principal plant of Hudson Products Corporation is located in Beasley, Texas. McDermott Technology Inc.'s research and development facilities are located in Alliance, Ohio and Lynchburg, Virginia. Their principal customers include companies in the petrochemical and chemical processing industries and electric power industries, state and federal government agencies and non-profit utility groups.


                              RECENT DEVELOPMENTS

REDEMPTION OF SERIES B $2.60 CUMULATIVE PREFERRED STOCK

     Pursuant to the provisions of the Certificate of Incorporation, as amended, of MI and resolutions duly adopted by the Board of Directors of MI on June 11, 1998, MI has called for redemption on July 17, 1998 each outstanding share of MI Series B Preferred, at a redemption price of $31.25 per share plus accrued and unpaid dividends of $0.1156 per share (the "MI Series B Redemption Price"). As of June 11, 1998, 2,152,766 shares of MI Series B Preferred were issued and outstanding. Pursuant to the provisions of the instruments governing each of the Series "A" Medium Term Notes and Series "B" Medium Term Notes of MI, the Company will make a capital contribution to MI in the aggregate amount of the MI Series B Redemption Price, which will be used by MI to pay the MI Series B Redemption Price.

RECENT LEGAL PROCEEDINGS

     For a discussion of recently initiated investigations and legal proceedings involving allegations of wrongdoing by a limited number of former employees of the Company and JRM and by others in connection with alleged anti-competitive acts involving worldwide heavy-lift activities in the Marine Construction Services operations, see "Risk Factors--Investigation of Certain Former Employees and Others."

                              THE EXCHANGE OFFER

GENERAL

     The Exchange Offer relates to the exchange of ____ shares of Common Stock for each of the 2,818,679 shares of MI Series A Preferred currently outstanding. The purpose of the Exchange Offer is to permit the McDermott Group to conserve cash by reducing or eliminating the sinking fund and dividend obligations related to the MI Series A Preferred. The terms of the MI Series A Preferred require MI to redeem approximately 313,878 shares of MI Series A Preferred on March 31 of each year through March 31, 2008 at a redemption price of $31.25 per share plus accrued and unpaid dividends to the redemption date. The future obligation of MI to redeem MI Series A Preferred is approximately $9.8 million for each fiscal year from 2000 through 2008. MI holds 319,993 shares of MI Series A Preferred in its treasury, which it intends to apply to its redemption obligations for fiscal year 1999. In addition, MI pays annual dividends of $2.20 per share on the MI Series A Preferred. The aggregate cash dividends payable to holders of currently outstanding MI Series A Preferred would be approximately $6.2 million for each of the fiscal years ending March 31, 1999 and 2000. As long as the MI Series A Preferred remains outstanding, the sinking fund and dividend obligations will continue to consume cash that otherwise would be available to fund the McDermott Group's operations, capital expenditures and growth. By using Common Stock in the Exchange Offer to acquire outstanding shares of MI Series A Preferred, the McDermott Group will preserve cash that would be required to redeem all the 2,818,679 shares of MI Series A Preferred currently outstanding. The Company will contribute to MI all shares acquired in the Exchange Offer for cancellation and retirement by MI.

     The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of MI Series A Preferred in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

RECOMMENDATION OF MI

     THE BOARD OF DIRECTORS OF MI RECOMMENDS THAT HOLDERS OF OUTSTANDING SHARES OF MI SERIES A PREFERRED ACCEPT THE EXCHANGE OFFER BECAUSE, AS OF THE DATE OF THIS PROSPECTUS, THE MI BOARD CURRENTLY INTENDS TO CALL THE MI SERIES A PREFERRED FOR REDEMPTION IN THE NEAR FUTURE AND THE CONSIDERATION THAT WOULD BE RECEIVED BY A HOLDER OF SHARES OF MI SERIES A PREFERRED IN THE EXCHANGE OFFER EXCEEDS THE CONSIDERATION SUCH HOLDER WOULD RECEIVE ON REDEMPTION OR CONVERSION OF SUCH SHARES AS OF THE DATE OF THIS PROSPECTUS. SEE "--CERTAIN CONSEQUENCES TO NONTENDERING HOLDERS." HOWEVER, PURSUANT TO COVENANTS CONTAINED IN THE INDENTURES GOVERNING CERTAIN OUTSTANDING INDEBTEDNESS OF MI, A REDEMPTION OF MI SERIES A PREFERRED WOULD REQUIRE A CASH CONTRIBUTION FROM THE COMPANY TO MI, AND THE COMPANY HAS NO OBLIGATION TO MAKE SUCH A CONTRIBUTION. ACCORDINGLY, THERE IS NO ASSURANCE THAT THE MI SERIES A PREFERRED WILL BE CALLED FOR REDEMPTION. MOREOVER, NO ASSURANCE CAN BE GIVEN THAT THE MARKET PRICE OF SHARES OF COMMON STOCK WILL NOT DECLINE IN THE FUTURE AND STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK. HOLDERS OF MI SERIES A PREFERRED ALSO ARE ADVISED THAT THE MEMBERS OF THE BOARD OF DIRECTORS OF MI ARE EXECUTIVE OFFICERS OF THE COMPANY. MI (AND ITS BOARD OF DIRECTORS) URGES HOLDERS OF SHARES OF MI SERIES A PREFERRED TO CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS ON WHAT ACTION TO TAKE.

TERMS OF THE EXCHANGE OFFER; NUMBER OF SHARES OF MI SERIES A PREFERRED

     The Company hereby offers, on the terms and conditions set forth herein and in the related Letter of Transmittal, to issue ____ shares of Common Stock for each of the 2,818,679 currently outstanding shares of MI Series A Preferred.
The Exchange Offer is not conditioned on any minimum number of shares of MI Series A Preferred being tendered. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. See "--Expiration and Extension of Tender Period; Termination; Amendment."

     Stockholders of MI who wish to exchange shares of MI Series A Preferred for shares of Common Stock and who validly tender certificates representing shares of MI Series A Preferred to the Exchange Agent or validly tender shares of MI Series A Preferred by complying with the book-entry transfer procedures described below and, in each case, who furnish the Letter of Transmittal and any other required documents to the Exchange Agent, will be mailed certificates representing shares of Common Stock by First Chicago Trust Company of New York, as Exchange Agent, promptly after tender is accepted by the Company, together with cash in lieu of fractional shares of Common Stock. Subject to the terms and conditions of the Exchange Offer, properly tendered shares of MI Series A Preferred will be accepted on or promptly after the Expiration Date. Subject to the applicable rules of the SEC, the Company, however, reserves the right to delay acceptance of tendered shares upon the occurrence of any of the conditions set forth below under the caption "--Certain Conditions of the Exchange Offer." The Company confirms that its reservation of the right to delay acceptance of tendered shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which require that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     The Prospectus and the related Letter of Transmittal are being mailed to record holders of MI Series A Preferred and furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, where applicable, who are listed as participants in a clearing agency's position listing for subsequent transmittal to beneficial owners of MI Series A Preferred.

CERTAIN CONSEQUENCES TO NONTENDERING HOLDERS

     MI currently intends to redeem each share of MI Series A Preferred that remains outstanding after completion of the Exchange Offer, although there is no assurance it will do so. If MI calls such shares for redemption, holders of MI Series A Preferred who do not tender shares in the Exchange Offer may elect to convert each of their shares into one share of Common Stock, plus $.10 in cash, or allow MI to redeem their shares for $31.25 per share in cash, plus accrued and unpaid dividends.

     As of ____, 1998, the last reported sales price of Common Stock on the NYSE was $___ per share. The following table sets forth the alternative consideration holders of MI Series A Preferred would have received under each alternative if MI had called the MI Series A Preferred for redemption on such date:

                                   Equivalent
                                  Consideration
                                  for Holders of
                               MI Series A Preferred
                               ---------------------

     Exchange Offer........    $                  (1)
                                ------------------
     Redemption............    $                  (2)
                                ------------------
     Conversion............    $                  (3)
                                ------------------

------------------
     (1) The market value of ____ shares of Common Stock for each share of MI Series A Preferred tendered in the Exchange Offer, based on the last reported sales price of Common Stock on the NYSE on ______, 1998.
     (2) Cash equal to the Redemption Price as if MI had called the MI Series A Preferred for redemption on _________, 1998.
     (3) The market value of one share of Common Stock, based on the last reported sales price of Common Stock on the NYSE on ______, 1998, plus $.10 in cash.

EFFECT OF THE EXCHANGE OFFER ON THE MARKET FOR THE MI SERIES A PREFERRED; NYSE LISTING; REGISTRATION UNDER THE EXCHANGE ACT

     The MI Series A Preferred currently is listed on the NYSE. Following the Exchange Offer, MI expects that all or a substantial portion of the then outstanding MI Series A Preferred will be held by the Company. MI expects to remove the MI Series A Preferred from listing on the NYSE on completion of the Exchange Offer.

     The MI Series A Preferred is registered under the Exchange Act, which requires, among other things, that MI furnish certain information to its stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of MI's stockholders. MI expects that, after the Exchange Offer, the MI Series A Preferred will be eligible for termination of registration under the Exchange Act.

LISTING OF COMMON STOCK

     In general, persons other than affiliates of the Company whose tenders of shares of MI Series A Preferred are accepted will receive unrestricted and freely transferrable shares of Common Stock. Common Stock is listed on the NYSE and trades under the symbol MDR. The Company has applied for listing on the NYSE of the Common Stock to be issued in the Exchange Offer.

EXPIRATION AND EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The Exchange Offer will expire at 5:00 p.m., New York City time, on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth under "--Certain Conditions of the Exchange Offer" have occurred or are deemed by the Company to have occurred, to extend the period of time during which the Exchange Offer is open and thereby delay acceptance of the tender of MI Series A Preferred by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof. During any such extension, all MI Series A Preferred previously tendered and not exchanged or withdrawn will remain subject to the Exchange Offer, except to the extent that such MI Series A Preferred may be withdrawn. The Company also expressly reserves the right, in its sole discretion, to terminate the Exchange Offer and not accept for exchange any MI Series A Preferred not theretofore accepted for exchange or, subject to applicable law, to postpone the exchange of MI Series A Preferred upon the occurrence of any of the conditions specified in this Prospectus by giving oral or written notice of such termination to the Exchange Agent and making a public announcement thereof. The Company's reservation of the right to delay the exchange of MI Series A Preferred which it has accepted for payment is limited by Section 14(d)(5) of the Exchange Act and Rules 14d-7 and 14e-1(c) promulgated under the Exchange Act. Section 14(d)(5) and Rule 14d-7 require that the Company permit MI Series A Preferred tendered pursuant to the Exchange Offer to be withdrawn (i) at any time during the period the Exchange Offer remains open and (ii) if not yet accepted for exchange, after the expiration of 60 days from commencement of the Exchange Offer. Rule 14e-1(c) requires that the Company pay the consideration offered or return the MI Series A Preferred tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether or not any of the events set forth under "--Certain Conditions of the Exchange Offer" have occurred or are deemed by the Company to have occurred, to amend the Exchange Offer in any respect (including without limitation by decreasing or increasing the value of the consideration offered in exchange for MI Series A Preferred tendered pursuant to the Exchange Offer or by decreasing the number of shares of MI Series A Preferred being sought in the Exchange Offer). Amendments to the Exchange Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Exchange Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If (i) the Company increases or decreases the value of the consideration offered in exchange for MI Series A Preferred or the Company decreases the number of shares of MI Series A Preferred being sought, and (ii) the Exchange Offer is scheduled to expire earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given, the Exchange Offer will be extended until such tenth business day. For purposes of the Exchange Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through midnight, New York City time. If the Company otherwise materially changes the terms of the Exchange Offer or the information concerning the Exchange Offer, or if it waives a material condition of the Exchange Offer, the Company will extend the Exchange Offer to the extent required by Rule 14e-1(b) promulgated under the Exchange Act. These rules require that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or material information concerning the offer (other than a change in price or a change in the percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

CERTAIN CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue shares of Common Stock in respect of any properly tendered shares of MI Series A Preferred not accepted by it and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) and, subject to compliance with the applicable rules of the SEC, delay the acceptance of the tendered shares if any of the following events shall have occurred (or shall have been determined by the Company to have occurred) and which in the Company's sole judgment in any such case makes it inadvisable to proceed with the Exchange Offer:

          (a) any action or proceeding, order, decree or injunction shall have been taken or threatened, or be instituted or pending, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been sought, promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer, MI or the Company taken as a whole, by or before any court or governmental, regulatory or administrative authority or agency or tribunal, which (i) challenges the making of the Exchange Offer, the acquisition of MI Series A Preferred or the issuance of Common Stock pursuant to the Exchange Offer or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Exchange Offer or (ii) materially adversely affects the business, operations, condition (financial or otherwise), results of operations, prospects, assets, liabilities, working capital or reserves of the Company taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of the Company taken as a whole;

          (b) (i) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States, (ii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States,
     (iv) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative agency or authority on, or any event which in the Company's sole judgment might adversely affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decline in the market price of the shares of Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that has a material adverse effect on the ability to obtain financing generally or on the trading in the shares of Common Stock or (vi) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (c) any event that has resulted, or may in the sole judgment of the Company result, in an actual or threatened material adverse change in the business, operations, condition (financial or otherwise), results of operations, prospects, assets, liabilities, working capital or reserves of the Company.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company, in its sole discretion, in whole or in part at any time and from time to time. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described above shall be final and binding on all parties.

CASH IN LIEU OF FRACTIONAL SHARES OF COMMON STOCK

     No certificates representing a fraction of a share of Common Stock will be issued pursuant to the Exchange Offer. In lieu thereof, each tendering stockholder who would otherwise be entitled to a fractional share of Common Stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) times the last reported sales price of the Common Stock on the NYSE on the Expiration Date.

HOW TO TENDER

     A STOCKHOLDER MAY TENDER SHARES OF MI SERIES A PREFERRED BY (A) PROPERLY COMPLETING AND SIGNING THE LETTER OF TRANSMITTAL OR A FACSIMILE THEREOF (ALL REFERENCES IN THIS PROSPECTUS TO THE LETTER OF TRANSMITTAL SHALL BE DEEMED TO INCLUDE A FACSIMILE THEREOF) AND DELIVERING THE SAME, TOGETHER WITH THE CERTIFICATES REPRESENTING THE SHARES OF MI SERIES A PREFERRED BEING TENDERED (OR A CONFIRMATION OF A BOOK-ENTRY TRANSFER OF SUCH SHARES INTO THE EXCHANGE AGENT'S ACCOUNT AT THE DEPOSITORY TRUST COMPANY OR ANY OTHER PARTICIPATING BOOK-ENTRY TRANSFER FACILITY AT WHICH THE EXCHANGE AGENT HAS ESTABLISHED AN ACCOUNT WITH RESPECT TO THE SHARES OF MI SERIES A PREFERRED), TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE OR (B) REQUESTING A BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER PRIOR TO THE EXPIRATION DATE.

     If tendered shares are registered in the name of the person signing the Letter of Transmittal and the shares of Common Stock to be issued in exchange therefor are to be issued in the name of the registered holder and delivered to the address appearing in MI's stock transfer books, the signature of such signatory need not be guaranteed. If shares of Common Stock are to be issued in the name of a person other than the registered holder of the shares of MI Series A Preferred tendered or delivered to an address other than that of the registered holder appearing in MI's stock transfer books, (i) the tendered certificates must be (a) endorsed or (b) accompanied by stock powers or written instruments of transfer in form satisfactory to the Company and duly executed by the registered owner and (ii) the signature on the endorsement or stock power must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the shares of Common Stock are to be delivered to an address other than that of the registered holder appearing on the Company's stock transfer books, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     The Exchange Agent will establish an account with respect to the shares of MI Series A Preferred at The Depository Trust Company and The Philadelphia Depository Company (individually a "Book-Entry Facility" and collectively the "Book-Entry Facilities") within two business days after the date of this Prospectus, and any financial institution that is a participant in a Book-Entry Facility may make book-entry delivery of the shares by causing such Book-Entry Facility to transfer such shares into the Exchange Agent's account in accordance with such Book-Entry Facility's procedure for such transfer. Although delivery of shares may be effected through book-entry transfer into the Exchange Agent's account at a Book-Entry Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of its addresses set forth below under "--Exchange Agent" or on the back cover of this Prospectus, or the guaranteed delivery procedure described below must be complied with. Delivery of documents to a Book-Entry Facility does not constitute delivery to the Exchange Agent. All references in this Prospectus to deposit or delivery of shares shall be deemed to include a Book-Entry Facility's book-entry delivery method.

     THE METHOD OF DELIVERY OF SHARES OF MI SERIES A PREFERRED AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY FACILITY, IS AT THE ELECTION AND RISK OF THE STOCKHOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, AND PROPER INSURANCE BE OBTAINED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED PURSUANT TO THE EXCHANGE OFFER, A STOCKHOLDER MUST PROVIDE THE EXCHANGE AGENT WITH HIS OR HER CORRECT TAXPAYER IDENTIFICATION NUMBER AND

CERTIFY WHETHER SUCH STOCKHOLDER IS SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. CERTAIN STOCKHOLDERS (INCLUDING, AMONG OTHERS, CORPORATIONS AND CERTAIN FOREIGN PERSONS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

     If a stockholder desires to tender shares of MI Series A Preferred pursuant to the Exchange Offer and such stockholder's certificates for such shares are not immediately available or time will not permit all of the above documents to reach the Exchange Agent prior to the Expiration Date, or such stockholder cannot complete the procedure for book-entry transfer on a timely basis, such tender may be effected if the following conditions are satisfied:

          (a) such tenders are made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, in substantially the form provided by the Company, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

          (c) the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of such shares into the Exchange Agent's account at a Book-Entry Facility as described above), together with a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     A tender will be deemed to have been received as of the date when the tendering stockholder's duly executed Letter of Transmittal accompanied by properly endorsed certificates representing the tendered shares of MI Series A Preferred (or a timely confirmation received of a book-entry transfer of such shares into the Exchange Agent's account at a Book-Entry Facility) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of shares of Common Stock in exchange for shares of MI Series A Preferred tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution, together with cash in lieu of fractional shares of Common Stock, will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered certificates (or a timely confirmation received of a book-entry transfer of such shares into the Exchange Agent's account at a Book-Entry Facility) with the Exchange Agent.

     With respect to tenders of MI Series A Preferred, the Company reserves full discretion to determine whether the documentation is complete and generally to determine all questions as to tenders, including the date of receipt of a tender, the propriety of execution of any document, and other questions as to the validity, form, eligibility or acceptability of any tender. The Company reserves the right to reject any tender not in proper form or otherwise not valid or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful or to waive any irregularities or conditions, and the Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Neither the Company, the Exchange Agent nor any other person shall be obligated to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Shares of MI Series A Preferred shall not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. Any proxy granted with respect to the shares tendered for exchange shall be automatically revoked when the tender is accepted by the Company. Certificates for all improperly tendered shares, as well as balance certificates representing shares in excess of those tendered for exchange, will be returned (unless irregularities and defects are timely cured or waived), without cost to the tendering stockholder (or, in the case of shares delivered by book-entry transfer within a Book-Entry Facility, will be credited to the account maintained within such Book-Entry Facility by the participant in the Book-Entry Facility who delivered such shares), promptly after the Expiration Date.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, certain terms and conditions, which are summarized below and are part of the Exchange Offer.

     Shares of MI Series A Preferred tendered in exchange for shares of Common Stock (or a timely confirmation of a book-entry transfer of such shares into the Exchange Agent's account at a Book-Entry Facility) must be received by the Exchange Agent, with the Letter of Transmittal and any other required documents, by 5:00 p.m., New York City time, on the Expiration Date, or within the time periods set forth above under "--How to Tender" pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. The party tendering the shares for exchange (the "Holder") sells, assigns and transfers the shares to the Company and irrevocably constitutes and appoints the Exchange Agent as the Holder's agent and attorney-in-fact to cause the shares to be transferred and exchanged. The Holder warrants that it has full power and authority to tender, exchange, sell, assign and transfer the shares of MI Series A Preferred and to acquire the shares of Common Stock issuable on the exchange of such tendered shares, that the Company will acquire good, marketable and unencumbered title to the tendered shares, free and clear of all security interests, liens, charges, encumbrances, conditional sales agreements and other obligations relating to their sale or transfer, and not subject to any adverse claims when accepted by the Company. The Holder also warrants that it will, on request, execute and deliver any additional documents deemed by the Company, MI or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the tendered shares. All authority conferred or agreed to be conferred in the Letter of Transmittal by the Holder will survive the death, incapacity or dissolution of the Holder and any obligation of the Holder shall be binding on the heirs, personal representatives, successors and assigns of such Holder.

     Signature(s) on the Letter of Transmittal will be required to be guaranteed and endorsement(s) on the certificates being tendered will be required as set forth above under "--How to Tender." All questions as to the validity, form, eligibility (including time of receipt) and acceptability of any tender will be determined by the Company, in its sole discretion, and such determination will be final and binding. Unless waived by the Company, irregularities and defects must be cured by the Expiration Date. The Company will pay all stock transfer taxes applicable to the transfer and exchange of shares of the MI Series A Preferred tendered unless shares are transferred to a third party.

WITHDRAWAL RIGHTS

     All tenders of MI Series A Preferred may be withdrawn (i) at any time prior to 5:00 p.m., New York City time, on the Expiration Date or (ii) if not yet accepted for exchange, after ____________, 1998. To be effective, a notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth below under "--Exchange Agent" and on the back cover of this Prospectus. Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered the number of shares of MI Series A Preferred to be withdrawn and the name of the registered holder of such shares. If the shares of MI Series A Preferred have been physically delivered to the Exchange Agent, the tendering stockholder must also submit the serial number shown on the particular certificate(s) to be withdrawn. If the shares of MI Series A Preferred have been delivered pursuant to the book-entry procedures set forth above under "--How to Tender," any notice of withdrawal must specify the name and number of the participant's account at the Book-Entry Facility to be credited with the withdrawn shares. The Exchange Agent will return the certificates representing properly withdrawn shares of MI Series A Preferred as soon as practicable following receipt of notice of withdrawal. All questions as to the validity, including time of receipt, of notices of withdrawals will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF TENDERS

     Subject to the terms and conditions of the Exchange Offer, shares of MI Series A Preferred tendered (either physically or through book-entry delivery as described in "--How to Tender") with a properly executed Letter of Transmittal and all other required documentation, and not withdrawn, will be accepted on or promptly after the Expiration Date. Subject to such terms and conditions, delivery of certificates representing shares of Common Stock to be issued in exchange for properly tendered shares of MI Series A Preferred will be made by the Exchange Agent promptly after acceptance of the tendered shares, together with cash in lieu of any fractional shares of Common Stock. Acceptance of tendered shares will be effected by the delivery of a notice to that effect by the Company to the Exchange

Agent. Subject to the applicable rules of the SEC, the Company, however, reserves the right to delay acceptance of tendered shares upon the occurrence of any of the conditions set forth above under "--Certain Conditions of the Exchange Offer." The Company confirms that its reservation of the right to delay acceptance of tendered shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     Although the Company does not presently intend to do so, if it modifies the terms of the Exchange Offer, such modified terms will be available to all holders of MI Series A Preferred, whether or not their shares have been tendered prior to such modification. Any material modification will be disclosed in accordance with the applicable rules of the SEC and, if required, the Exchange Offer will be extended to permit stockholders adequate time to consider such modification.

     The tender of shares pursuant to any one of the procedures set forth under "--How to Tender" will constitute an agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Exchange Offer.

EXCHANGE AGENT

     First Chicago Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

       By Mail:                                 By Overnight Courier:               By Hand:
  Attn:  Tenders & Exchanges               Attn:  Tenders & Exchanges           Attn:  Tenders & Exchanges
           Suite 4660                               Suite 4680--WCI             c/o The Depositary Trust Company
         P.O. Box 2565                        14 Wall Street, 8th Floor             55 Water Street - DTC TAD
Jersey City, New Jersey  07303-2565           New York, New York  10005             New York, New York  10041

                           By Facsimile Transmission
                       (For Eligible Institutions Only)
                                (201) 222-4720
                                (201) 222-4721
                             Confirm By Telephone
                                (201) 324-0137

     Delivery other than to the above addresses will not constitute valid delivery except as otherwise specifically provided herein.

INFORMATION AGENT

     Morrow & Co., Inc. has agreed to act as Information Agent in connection with the Exchange Offer, and may be contacted at the following addresses and telephone numbers:


           909 Third Avenue                 14755 Preston Road, Suite 725
      New York, New York  10022                  Dallas, Texas  75240

                       Banks and Brokers call toll-free:
                                1-800-662-5200

                          All others call toll-free:
                                1-800-566-9058

NO TRANSACTIONS OR ARRANGEMENTS

     Except as described in this Prospectus, there are no contracts, arrangements, understandings or relationships in connection with the Exchange Offer between the Company, MI or any of their respective directors or executive officers and any person with respect to the Common Stock or the MI Series A Preferred.

FINANCIAL ADVISOR

     J.P. Morgan & Co. Incorporated ("J.P. Morgan"), an investment banking firm, has rendered advice to the Company in connection with the Exchange Offer as part of providing general financial advisory services to the Company. J.P. Morgan has not been retained to solicit any tenders pursuant to the Exchange Offer or to render any opinion as to the fairness of the Exchange Offer to the Company or MI or to the holders of the MI Series A Preferred or Common Stock. Pursuant to a retainer arrangement entered into with J.P. Morgan, the Company has agreed to indemnify J.P. Morgan against certain losses, claims, damages and liabilities, including liabilities under federal securities laws, to which J.P. Morgan may become subject in connection with its services to the Company as financial advisor.

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph, telecopy or telephone. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders. The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and reimburse them for their reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the MI Series A Preferred and in handling or forwarding tenders for exchange for their customers.

     The other expenses incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and accounting and legal fees, will be paid by the Company. The Company will pay all transfer taxes, if any, applicable to the exchange of MI Series A Preferred pursuant to the Exchange Offer. If, however, MI Series A Preferred not tendered or accepted for exchange is to be delivered to, or is to be registered or issued in the name of, any person other than the registered holder of the MI Series A Preferred tendered, or if tendered MI Series A Preferred is registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of MI Series A Preferred pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. This Prospectus does not constitute an offer to exchange, or a solicitation of an offer to exchange, any securities other than the securities covered by the Prospectus by the Company or any other person, nor does it constitute an offer to exchange or a solicitation of an offer to exchange such securities by the Company, or any such other person in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation. In any jurisdiction the laws of which require the offer to be made by a licensed broker or dealer, the offer is being made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

ACCOUNTING TREATMENT

     No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be charged directly to Capital in Excess of Par Value under generally accepted accounting principles. The difference between the fair market value of the shares of Common Stock issued to holders of MI Series A Preferred in the Exchange Offer and the fair market value of the shares of Common Stock issuable to those holders pursuant to the conversion provisions applicable to the MI Series A Preferred will be subtracted from net income to arrive at net income applicable to Common Stock in the calculation of earnings per share.

                       COMPARISON OF STOCKHOLDER RIGHTS

     The following is a summary of the most significant differences between the rights of holders of MI Series A Preferred and the rights of holders of Common Stock. Since MI is organized under the Delaware General Corporation Law ("DGCL") and the Company is organized under the Panama General Corporation Law (the "PGCL"), these differences arise from various provisions of the corporation-related laws and differences in the provisions of MI's certificate of incorporation, as amended (the "MI Charter"), and bylaws (the "MI Bylaws") and the Company's articles of incorporation, as amended (the "Company Charter"), and bylaws (the "Company Bylaws"). The discussion, statements and opinions regarding the PGCL set forth herein are made in reliance on Durling & Durling, Panamanian counsel to the Company. The following summary of certain provisions of the MI Charter, MI Bylaws, the Company Charter and the Company Bylaws does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of those documents, each of which is included as an exhibit to the Registration Statement and is incorporated herein by this reference. The following discussion is also qualified in its entirety by reference to the provisions of the DGCL and the PGCL.

     Indemnification of Directors and Officers. Under the DGCL, a corporation must indemnify a present or former director or officer against expenses to the extent such person has been successful on the merits or otherwise in defense of an action, suit or proceeding for which indemnification is available. In addition, Delaware permits indemnification for expenses and liabilities in a third-party action if the director, officer, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to a criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful. In actions brought by or in the right of a corporation against a director, officer, employee or agent, the corporation may indemnify against expenses and monies paid in settlement but not against judgment. Delaware law further provides that if there is an adjudication of liability in an action brought by or in the right of the corporation, indemnification for expenses is permissible only if so determined by the court.

     The MI Bylaws provide that MI shall indemnify directors and officers of MI if (i) such person acted in good faith, in a manner reasonably believed to be in or not opposed to the best interests of MI and, in a criminal action, had no reasonable cause to believe that his conduct was unlawful and (ii) such person has been wholly successful in the merits or otherwise or the Board of Directors, a court or independent legal counsel determines he has met such standards. The MI Bylaws further provide that this right to indemnification shall not be exclusive of any other right to which any such director or officer shall be entitled by contract or as a matter of law.

     Under Panama law, an agent is indemnified against liability incurred in acting without fault or imprudence on behalf of such agent's principal. This provision would apply to indemnify directors and officers against liability incurred in connection with the performance of their duties. See "--Limitation of Liability of Directors."

     In accordance with Panama law, the Company Bylaws provide that each of the Company's directors and officers shall be indemnified against expenses incurred in connection with the defense of an action, suit or proceeding in which he is made a party by reason of being a director or officer of the Company; provided that such person acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interest of the Company and, in addition, in criminal actions or proceedings, had no reasonable cause to believe his conduct was unlawful. The Company Bylaws further provide that this right to indemnification shall not be exclusive of any other right to which any such director or officer shall be entitled by contract or as a matter of law.

     Limitation of Liability of Directors. Under the DGCL a corporation may adopt a charter provision which limits or eliminates the potential monetary liability of directors to the corporation or the stockholders by reason of certain breaches of their duty of care as directors. Delaware law allows a stockholder to bring an action by or in the right of the corporation against an officer or director or enforce any claim of the corporation against such person. The MI Charter has no such provision.

     Panama law does not permit a limitation on the liability of directors to a corporation or its stockholders. But neither does Panama law recognize the concept of actions brought by stockholders in the right of the corporation against directors or officers (i.e., derivative actions). Directors can be held liable to the corporation or stockholders only on demand made by resolution of the stockholders, which the Company believes is difficult to achieve in a public company.

     The Company Charter provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived any improper personal benefit.

     Annual Meetings of Stockholders. The MI Bylaws provide that the annual meeting of stockholders will be held on such date as the Board of Directors may determine. The DGCL provides that upon the failure to hold an annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 13 months after the latest to occur of the organization of the Delaware corporation, its last annual meeting, or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any director or stockholder.

     The Company Bylaws provide that the annual meeting of stockholders will be held at such time and place as may be designated in the notice of such meeting.

     Special Meetings of Stockholders. The DGCL provides that special meetings of stockholders may be called only by the Board of Directors or by such persons as may be authorized by the certificate of incorporation or bylaws. Except as provided in the MI Charter with respect to shares of preferred stock, par value $1.00 per share (the "MI Preferred Stock"), the MI Bylaws permit special meetings of the stockholders to be called only by the Chief Executive Officer or by order of the Board of Directors.

     Under Panama law, holders of five percent or more of the outstanding shares can call a special meeting of stockholders by obtaining a court order, unless the articles of incorporation otherwise provide. The Company Charter does not provide otherwise.

     The International Bylaws provide that a special meeting of stockholders may be called by the Chief Executive Officer or by order of the Board of Directors.

     Action by Stockholders Without a Meeting. The DGCL provides for action of the stockholders in lieu of a meeting by a written consent signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to approve such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous consent must be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation. For so long as MI is subject to the Exchange Act, however, any action taken by written consent must be preceded by the distribution to stockholders of an information statement, complying with Regulation 14C under the Exchange Act, at least 20 days prior to the date on which the corporate action is to be taken.

     Panama law provides that stockholders may take corporate action without a formal meeting, provided that all stockholders are present in person or by proxy. Stockholders may amend the charter of the corporation or may dissolve the corporation by unanimous consent without a meeting.

     Quorum of Directors. Under the DGCL, a quorum must be at least one-third of the total number of directors. The MI Bylaws provide that a quorum will be a majority of the total number of directors.

     A Panama corporation may, by its articles of incorporation, provide for a quorum of less than a majority. The Company Charter and the Company Bylaws provide that a majority of the total number of directors shall constitute a quorum.

     Action by Directors Without a Meeting. Directors of a Delaware corporation cannot act by proxy and must be physically present at a meeting (except for telephonic meetings at which all participants in the meeting can hear each other). Unless restricted in the certificate of incorporation or bylaws, directors of a Delaware corporation can act by written consent signed by all of the directors.

     Directors of a Panama corporation may be present by proxy if the articles of incorporation so provide. Thus, a meeting of the Board of Directors could theoretically be held and action taken by persons holding proxies from directors. However, the Company Charter does not provide for directors to act by proxy. Panama law now permits action by Directors without a meeting, regardless of the fact that the document may have been signed in various places and at different dates.

     Telephonic Meetings. Meetings of directors by conference telephone call are specifically authorized by the DGCL unless restricted by the corporation's certificate of incorporation or bylaws. The MI Charter and MI Bylaws contain no such restriction.

     Recent changes to Panama law now permit meetings of directors, stockholders and liquidators to be held by conference telephone call, telefax, e-mail, Internet or any other electronic communications media, provided the participants have been directly in communication and that minutes be prepared reflecting the decisions adopted and the manner in which the participants were in communication.

     Vote Required for Mergers and Extraordinary Transactions. The DGCL provides that a merger, sale of substantially all of the assets or dissolution of a company requires the approval of the holders of a majority of the outstanding capital stock. In addition, MI is subject to Section 203 of the DGCL which prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person other than such corporation and any of its majority-owned subsidiaries who own 15% or more of any class or series of stock entitled to vote generally in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

     The MI Charter provides that a merger or sale of all of the assets of MI requires the approval of 66 2/3% of the outstanding voting capital stock of MI.

     Under Panama law, a merger or the sale, lease or exchange of all or substantially all of a corporation's assets requires the approval of the holders of a majority of the outstanding stock entitled to vote thereon.

     Appraisal Rights. Under the DGCL, appraisal rights are available in the case of a merger or consolidation. However, if the stock is listed on a national securities exchange or held of record by more than 2,000 stockholders, there are no appraisal rights unless stockholders must accept something other than shares of the surviving corporation, shares of any other corporation which are listed on a national securities exchange or held of record by more than 2,000 stockholders, or cash in lieu of fractional shares of such corporations.

     Neither Panama law nor the Company Charter provides for appraisal rights. Therefore, stockholders of the Company will not be entitled to appraisal rights.

     Rights of Inspection. The DGCL provides, in general, that any stockholder of record who demonstrates a "proper purpose" may examine the corporation's stock ledger, a list of its stockholders and its other books and records.

     Under Panama law, stockholders owning an aggregate of 5% or more of a corporation's outstanding voting stock have the right to inspect the corporation's books and records.

     Anti-Takeover Statutes. The Delaware anti-takeover statute (Section 203 of the DGCL), which is designed to strike a balance between the benefits of an unfettered market for corporate shares and the need to limit abusive takeover tactics, mandates a delay in certain "business combinations" with any "interested stockholder" of a company for three years following the time such stockholder became an interested stockholder unless: (i) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder's becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors or officers and shares owned by certain employee stock plans); or (iii) the business combination is approved by the Board of Directors and by the stockholders at an annual or special meeting by a vote of two-thirds of the outstanding voting stock (excluding shares held or controlled by the interested stockholder). An "interested stockholder" is defined as (i) the owner of 15% or more of the outstanding voting stock of the company; (ii) an affiliate or associate of the company who owned 15% or more of the outstanding voting stock at any time during the three-year period immediately preceding the date on which it is sought to be determined whether such person is an interested stockholder; or (iii) an affiliate or associate of a person described in clauses (i) or (ii) of this sentence. The prohibited "business combinations" generally include mergers, assets sales having certain values, transactions which increase the interested stockholder's ownership percentage and, with some exceptions, transactions under which the interested stockholder receives financial benefits by or through the target corporation.

     Under Panama law, according to Executive Decree No. 45 ("Decree No. 45"), dated December 5, 1977 (Ministry of Commerce and Industries), as amended, no takeover offer which would result in the acquisition by the offeror of 5% or more of the shares having a market value of at least $5,000,000 will be valid in the case of a company that has (i) more than 3,000 stockholders and is registered with the National Securities Commission of Panama; (ii) a permanent office in Panama with full-time employees; and (iii) investments in Panama in excess of $1,000,000. As provided in Decree No. 45, the transfer of shares is also invalid if made in connection with a takeover offer of the nature described above. The provisions of Decree No. 45 have the effect of restricting and limiting a takeover action.

     Stockholder Rights Plan. The Company has adopted a stockholder rights plan pursuant to which each outstanding share of Common Stock includes an attached preferred stock purchase right (a "Right"). Each share of Common Stock to be issued in the Exchange Offer will include an attached Right. The following description of terms and conditions of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement dated as of December 5, 1995 between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), a copy of which is filed as an exhibit hereto.

     As of June 29, 1998, the Company had 60,198,574 Rights outstanding. Each Right becomes exercisable to purchase, for $50.00 (the "Purchase Price"), one one-hundredth of a share of Series D Participating Preferred Stock, par value $1.00 per share, of the Company 10 days after a person either acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock or commences a tender or exchange offer for 15% or more of the outstanding Common Stock. If the acquiring person engages in certain self-dealing transactions, holders of Rights may purchase, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price. If, after the Rights have become exercisable, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or Common Stock is exchanged for other securities or assets or (2) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without a condition to such an offer that a substantial number of the Rights be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company in certain circumstances. The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights. Rights holders have no rights as a stockholder of the Company, including the right to vote and to receive dividends. The Rights will expire on January 2, 2006, unless earlier exchanged or redeemed.

     MI does not have a stockholders rights plan.

     Changes in Authorized Capitalization. The MI Charter provides for an authorized capitalization of 13,003,700 shares of stock, consisting of 3,700 shares of Common Stock, par value $1.00 per share (of which 3,000 shares are voting Common Stock, having 12,000 votes per share, and 700 shares are nonvoting Common Stock), and 13,000,000 shares of MI Preferred Stock, par value $1.00 per share. MI Preferred Stock may be issued with such rights, preferences and limitations, including dividend rates, conversion prices, voting rights, redemption rights, maturity dates and similar matters as the Board of Directors of MI may from time to time determine.

     The Company Charter provides for an authorized capitalization of 175,000,000 shares of capital stock, consisting of 150,000,000 shares of Common Stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share, which will be issuable in one or more series, each such series to have such powers, designations, preferences, rights, qualifications, limitations or restrictions expressed in resolutions as may be adopted by the Company's Board of Directors.

     Size of the Board of Directors; Removal of Directors; Filling Vacancies on the Board of Directors. The MI Bylaws provide for the Board of Directors to be divided into three classes of directors with each class to be as nearly equal in number of directors as possible, serving staggered three-year terms, and provide that the number of directors shall be fixed from time to time by the Board of Directors; provided that, if the number of directors is less than seven, there will be two classes of directors, and if the number of directors is less than six, there will be one class of directors. A director may be removed by the stockholders of MI at a meeting called to consider his removal. The MI Bylaws also provide that a newly created directorship resulting from an increase in the number of directors may be filled by the Board of Directors and any vacancies on the Board of Directors may be filled by the affirmative vote of the majority of the remaining directors then in office. In addition, these provisions specify that any director elected to fill a newly created directorship will serve until the next annual meeting of stockholders, and any director elected to fill a vacancy on the Board of Directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred.

     The Company Charter provides that the Board of Directors of the Company shall be comprised of 14 directors or such number as may be fixed by the Board divided into three classes, each serving staggered three-year terms.

     Committees of the Board of Directors. The MI Charter provides that the Board of Directors, by vote of not less than a majority of the members of the whole Board, may designate one or more committees, each committee to consist of two or more directors. To the extent provided in the resolution creating the committee, such committee may exercise all the power and authority of the Board of Directors in the management of the business and affairs of MI, subject to certain exceptions set forth in the MI Bylaws.

     The Company Bylaws provide that any committee of the Board of Directors shall have and may exercise the power of the Board of Directors to the extent provided for in the resolution creating the committee, subject to certain exceptions set forth in the Company Bylaws.

     Amendment of Bylaws. Under the DGCL, the power to adopt, amend or repeal bylaws is conferred upon the stockholders; however, a corporation may in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws, provided that such power shall not divest or limit the power of the stockholders to adopt, amend or repeal the bylaws.
The MI Charter and MI Bylaws grant the Board of Directors the power to adopt, amend and repeal the MI Bylaws at any regular or special meeting of the Board of Directors by an affirmative vote of a majority of the Board.

     Panama law provides that in the absence of a contrary provision contained in the articles of incorporation or bylaws, the directors shall have the power to enact, amend, supersede and repeal the bylaws. The Company Charter and the Company Bylaws provide that the Board of Directors may amend, alter, repeal and enact bylaws.

     Amendment of Certain Provisions of the Certificate of Incorporation. Under the DGCL, unless the certificate of incorporation specifies otherwise, a corporation's certificate of incorporation may be amended by the affirmative vote of the majority of the stockholders. The MI Charter requires the affirmative vote of 66 2/3 % of the outstanding capital stock of MI entitled to vote voting together as a single class to amend, alter or repeal certain provisions of the MI Charter regarding the vote required to approve (i) the sale, lease or exchange of all or substantially all of MI's property or assets or (ii) a merger or consolidation.

     Under Panama law, any amendment to a corporation's certificate of incorporation must be approved by the stockholders in accordance with the articles of incorporation and applicable statutory law. The Company Charter provides that, generally, the required vote is as prescribed by statute; however, a vote of holders of two-thirds of Common Stock is required for amendment of certain specified provisions.

     Dividends. Under the DGCL, the Board of Directors may declare dividends out of surplus, or if no surplus exists, out of net profits for the current or preceding fiscal year, provided that the amount of capital following the declaration and payment of the dividend is not less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the assets of the corporation.
Additionally, the DGCL provides that a corporation may redeem or repurchase its shares only out of its surplus.

     Under Panama law, the Board of Directors may declare dividends only from surplus or from net profits from any period.

     Guaranties of Subsidiaries' Obligations. Stockholder approval is not required by Delaware law for corporate guaranties of obligations of a subsidiary.

     Although it is not entirely clear under Panama law, it is the prevailing view of Panamanian lawyers, including Panamanian Counsel, that stockholder approval is required for corporate guaranties of obligations of a subsidiary that is not wholly owned.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     As an approximately 94% (or 96%, after giving effect to the Series B Redemption) owned (based upon voting power) subsidiary of International, MI and its subsidiaries and the Company and its other subsidiaries, from time to time, provide various services and products to, and engage in various transactions with, each other, substantially all of which MI deems to have been effected on an arm's-length basis. The directors of MI are officers of the Company.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     This section discusses certain federal income tax consequences of general application that should be considered by the holders of MI Series A Preferred (the "Holders") resulting from their participation in the Exchange Offer. Because MI currently intends to redeem each share of MI Series A Preferred that remains outstanding on completion of the Exchange Offer, this section also addresses certain federal income tax consequences to the Holders of a redemption of MI Series A Preferred and the consequences to any Holders who elect to convert their shares of MI Series A Preferred into shares of Common Stock (a "Conversion") in lieu of participating in the Exchange Offer or allowing MI to redeem their shares. This section does not, however, comment on all tax matters that may affect the Holders. It also does not address the tax consequences that may be relevant to certain classes of taxpayers, including insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers, non-United States persons and Holders who acquired their shares of MI Series A Preferred pursuant to the exercise of options or otherwise as compensation, nor any consequences arising under state, local or foreign tax laws. Accordingly, each Holder is urged to consult his own tax advisor as to the particular consequences to him of the Exchange Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Department regulations promulgated or proposed thereunder, current published administrative positions of the Internal Revenue Service and existing judicial decisions. Each of the foregoing is subject to change, and any such change may be retroactive.

CONSEQUENCES TO EXCHANGING HOLDERS

     Exchanges made pursuant to the Exchange Offer will be taxable transactions for federal income tax purposes. Except as provided below, a Holder who participates in the Exchange Offer will be treated as having sold the shares of MI Series A Preferred exchanged. Such a Holder will recognize gain or loss equal to the difference between (A) the sum of the fair market value of Common Stock and cash in lieu of a fractional share received and (B) the Holder's basis in the shares of MI Series A Preferred exchanged. For purposes of the preceding sentence, the fair market value of Common Stock will be determined as of the Expiration Date. Such gain or loss will be capital gain or loss, assuming the shares of MI Series A Preferred exchanged were held as a capital asset. Gain or loss must be determined separately for each block of MI Series A Preferred (i.e., shares acquired at the same cost in a single transaction) that is exchanged. Each share of Common Stock received pursuant to the Exchange Offer will have a basis equal to its fair market value on the Expiration Date, and the holding period for such shares will begin on the day following the Expiration Date.

     It is possible that if a Holder owned a significant number of shares of MI Common Stock at certain times in the past and exchanges some (but not all) of those shares pursuant to the Exchange Offer, such Holder could be treated as having received ordinary income in the Exchange Offer equal to the sum of the fair market value of Common Stock and cash in lieu of a fractional share received pursuant to the Exchange Offer, and no loss would be recognized by such Holder. Holders who intend to exchange some, but not all, of their shares of MI Series A Preferred pursuant to the Exchange Offer should consult their own tax advisors as to the possibility of recognizing ordinary income on the Exchange Offer and the particular consequences thereof.

CONSEQUENCES OF A CONVERSION OR REDEMPTION

     Except as provided below, a Holder who elects to convert all his shares of MI Series A Preferred will be treated as having sold the shares of MI Series A Preferred converted. For purposes of determining whether a Holder has converted all of such Holder's shares, shares actually and constructively owned by the Holder, including any shares that the Holder may acquire by exercise of any options and shares owned by certain related individuals or entities, would be taken into account. Such a Holder will recognize gain or loss equal to the difference between (A) the sum of the fair market value of Common Stock and cash (including cash in lieu of a fractional share) received and (B) the Holder's basis in the shares of MI Series A Preferred converted. For purposes of the preceding sentence, the fair market value of Common Stock will be determined as of the conversion date. Such gain or loss will be capital gain or loss, assuming the shares of MI Series A Preferred converted have been held as a capital asset. Gain or loss must be determined separately for each block of MI Series A Preferred that is converted. Each share of Common Stock received pursuant to a Conversion will have a basis equal to its fair market value on the conversion date, and the holding period for such shares will begin on the day following the conversion date.

     If a Holder elects to convert some (but not all) of the shares of MI Series A Preferred actually or constructively owned by such Holder, such Holder may in certain circumstances be treated as having received a dividend distribution from MI. The circumstances that may have a bearing on whether such dividend treatment is appropriate include (i) whether the Holder owned a significant number of shares of MI Common Stock at certain times in the past, (ii) whether the Holder continues to own shares of MI Series A Preferred with an aggregate value that is not significantly less than the aggregate value of shares of MI Series A Preferred owned prior to the conversion of such Holder's shares and
(iii) whether the remaining shares of MI Series A Preferred actually or constructively owned by the Holder are exchanged pursuant to the Exchange Offer or are redeemed by MI. If dividend treatment is appropriate, the dividend would be taxable as ordinary income in an amount equal to the sum of the fair market value of Common Stock and cash (including cash in lieu of a fractional share) received pursuant to the conversion, and no loss would be recognized by the Holder. Holders who intend to convert some, but not all, of their shares of MI Series A Preferred should consult their own tax advisors as to the possibility of recognizing ordinary income on such conversion and the particular consequences thereof.

     If MI were to call the MI Series A Preferred for redemption, the cash proceeds payable to a Holder (the "Redemption Price") could be divided into two parts. First, to the extent the Redemption Price includes any amount for dividends that have been declared but not paid by MI prior to the date of redemption, that amount will be treated as a dividend and taxed as ordinary income to the Holder. With respect to the remainder of the Redemption Price, the Holder will recognize gain or loss equal to the difference between (A) the cash received from MI (excluding any amount treated as a dividend) and (B) the Holder's basis in the shares of MI Series A Preferred redeemed. Such gain or loss will be capital gain or loss, assuming the shares redeemed have been held as a capital asset. Gain or loss must be determined separately for each block of MI Series A Preferred that is redeemed.

CONSEQUENCES OF OWNERSHIP OF COMMON STOCK

     Distributions made with respect to shares of Common Stock received by a Holder pursuant to the Exchange Offer or a Conversion will be includible in the Holder's income for federal income tax purposes as ordinary dividend income. Dividends paid by the Company will not be eligible for the dividends-received deduction generally allowed to corporations under the Code.

BACKUP WITHHOLDING

     Federal income tax law generally requires that a Holder who participates in the Exchange Offer, converts all or part of his shares of MI Series A Preferred, or has such Holder's shares redeemed by MI must provide the Exchange Agent with his correct taxpayer identification number and make certain certifications on the Substitute Form W-9 included in the Letter of Transmittal in order to avoid backup withholding of federal income tax. If backup withholding is imposed, the Exchange Agent will be required to withhold up to 31% of the cash payable to such Holder pursuant to the Exchange Offer, a Conversion or a redemption of such Holder's shares, as the case may be.

     In addition, a Holder who receives shares of Common Stock pursuant to the Exchange Offer or a Conversion and who fails to provide a completed Substitute Form W-9 to the Exchange Agent or the Company may be subject to backup withholding at a rate of 31% on any future dividends paid by the Company to such Holder.

     Certain persons (including corporations and certain foreign persons) are not subject to the backup withholding rules discussed above. Holders should consult their own tax advisors regarding the possible applicability to them of exemptions from the backup withholding rules.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld, and if backup withholding results in overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF THE EXCHANGE OFFER, A CONVERSION AND, IF APPLICABLE, A REDEMPTION BY MI OF THE OUTSTANDING SHARES OF MI SERIES A PREFERRED MAY VARY DEPENDING ON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF

THE APPLICABLE HOLDER. NO OPINION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFER OR CONVERSION OR REDEMPTION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER, CONVERSION OR REDEMPTION.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the name, current business address and past principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Company. Unless otherwise indicated, the current business address of each person is c/o 1450 Poydras Street, New Orleans, Louisiana 70012. Each such person is a citizen of the United States unless otherwise indicated.

                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND CURRENT BUSINESS
                 ADDRESS; AND MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Roger E. Tetrault.......Chairman of the Board of the Company since June 1997 and
                        Chief Executive Officer since March 1997 of the Company,
                        MI and JRM. Prior thereto, Mr. Tetrault was a Senior
                        Vice President of General Dynamics Corporation (a
                        supplier of weapons systems and services to the U.S.
                        government and its allies) and President of its Land
                        Systems Division from April 1993; Vice President of
                        General Dynamics Corporation and President of its
                        Electric Boat Division from August 1992 until April
                        1993; Vice President and General Manager of General
                        Dynamics Corporation's Electric Boat Division from
                        August 1991 until August 1992; and prior to that, he
                        served as a Vice President and Group Executive of B&W
                        since 1990.

Richard E. Woolbert.....Director of the Company since 1996. Executive Vice
                        President and Chief Administrative Officer of the
                        Company and MI since February 1995, and the Company's
                        Compliance Director from June 1997 to November 1997. He
                        has also been Executive Vice President and Chief
                        Administrative Officer of JRM since February 1995.
                        Before assuming his current positions, Mr. Woolbert was
                        Senior Vice President and Chief Administrative Officer
                        of the Company and MI from August 1991. He is also a
                        director of JRM.

Daniel R. Gaubert.......Senior Vice President and Chief Financial Officer of the
                        Company and MI since February 1997. Prior thereto, he
                        was Vice President and Chief Financial Officer of the
                        Company and MI from September 1996; Vice President--
                        Finance and Controller of the Company and MI from
                        February 1995; and Vice President and Controller of the
                        Company and MI from February 1992. Mr. Gaubert has also
                        been Senior Vice President and Chief Financial Officer
                        of JRM since August 1997, prior to which he was Vice
                        President--Finance of JRM from August 1995 and Acting
                        Controller of JRM from February 1995.

S. Wayne Murphy.........Senior Vice President, General Counsel and Corporate
                        Secretary of the Company and MI since February 1997.
                        Prior thereto, he was Vice President, General Counsel
                        and Corporate Secretary of the Company from June 1996;
                        Acting General Counsel and Acting Corporate Secretary of
                        the Company from February 1996; and Associate General
                        Counsel of the Company from August 1993. Mr. Murphy has
                        also been Senior Vice President, General Counsel and
                        Corporate Secretary of JRM since August 1997, prior to
                        which he was Acting General Counsel and Acting Corporate
                        Secretary of JRM from February 1996.

E. Allen Womack, Jr.....Executive Vice President of the Company and President of
                        BWXT since April 1998 and the Company's Chief Technical
                        Officer since February 1993. Prior thereto, he was
                        Senior Vice President and Group Executive, Industrial
                        Group, from September 1996; Senior Vice President and
                        Group Executive, Shipbuilding and Industrial Group, from
                        August 1995; and Senior Vice President, Research and
                        Development and Contract Research Divisions, of the
                        Company's B&W unit from August 1991.

James F. Wood...........Executive Vice President of the Company and President of
                        the Company's B&W Power Generation Group since October
                        1996, prior to which he was Vice President and General
                        Manager--Global Ventures and Power, of the Babcock &
                        Wilcox Power Generation Group from June 1996. From
                        January 1989 until January 1996, he was an officer of
                        Wheelabrator Technologies, Inc. and certain of its
                        subsidiaries.

Theodore H. Black.......Director of the Company since 1993. Chairman of the
                        Board and Chief Executive Officer of Ingersoll-Rand
                        Company (a manufacturer of heavy equipment) from 1988
                        until his retirement in October 1993. He is also a
                        director of CPC International, Inc. and General Public
                        Utilities Corporation.

Philip J. Burguieres....Director of the Company since 1990. Chairman of the
                        Board of Weatherford Enterra, Inc. (a diversified
                        international energy services and manufacturing company)
                        from December 1992 until its merger with EVI, Inc. in
                        May 1998. From April 1991 to October 1996, he also
                        served as Weatherford Enterra, Inc.'s President and
                        Chief Executive Officer. He is also a director of EVI
                        Weatherford, Inc., Chase Bank of Texas, N.A., Denali
                        Incorporated and Newfield Exploration Corporation.

Bruce DeMars............Director of the Company since 1997. Admiral, United
                        States Navy (retired). From 1988 until his retirement in
                        October 1996, he was Director, Naval Nuclear Propulsion,
                        a joint Department of the Navy/Department of Energy
                        program responsible for the design, construction,
                        maintenance, operation and final disposal of reactor
                        plants for the United States Navy. He is also a director
                        of Unicom Corporation, Commonwealth Edison Corporation
                        and Draper Laboratories.

Robert L. Howard........Director of the Company since 1997. Until his retirement in March 1995, he was Vice President Domestic
                        Operations, Exploration and Production, of Shell Oil
                        Company ("Shell Oil") and President of Shell Western
                        Exploration and Production Inc., a Shell Oil subsidiary,
                        from 1992, and President of Shell Offshore Inc., another
                        Shell Oil subsidiary, from 1985. He is also a director
                        of JRM, Camco International, Inc., Southwest Energy
                        Company and Ocean Energy, Inc.

John W. Johnstone, Jr...Director of the Company since 1995. Chairman of the
                        Board from 1988 and Chief Executive Officer from 1987 of
                        Olin Corporation (a manufacturer and supplier of chemicals, metals, defense related products and services, and ammunition) until his retirement in May
                        1996. He is also a director of Olin Corporation, American Brands, Inc., Phoenix Home Mutual Life
                        Insurance Company and Research Corporation Technologies,
                        Inc.

William McCollam, Jr....Director of the Company since 1990. Energy management consultant, and President Emeritus of Edison Electric
                        Institute (an electric utility company association)
                        since May 1990. From April 1978 to May 1990, he was
                        President of Edison Electric Institute.

John N. Turner..........Director of the Company since 1993. Partner, Miller
                        Thomson (barristers & solicitors), Toronto, Canada since
                        1990. Prior thereto, he was Leader of Opposition of the
                        Parliament of Canada from 1984. He is also a director of
                        E-L Financial Corporation, The Loewen Group Inc.,
                        Noranda Forest Inc. and Triple Crown Electronics Inc.
                        Mr. Turner is a citizen of Canada.

                                 LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock offered hereby will be passed on for the Company by Durling & Durling, Panama City, Panama.

                                    EXPERTS

     The consolidated financial statements of the Company and the consolidated financial statements of MI appearing in their respective Annual Reports on Form 10-K for the year ended March 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     Facsimiles of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal and certificates evidencing MI Series A Preferred and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below.

                 The Exchange Agent for the Exchange Offer is:

                        FIRST CHICAGO TRUST OF NEW YORK

               By Mail:                           By Overnight Courier:                      By Hand:
     Attn:  Tenders & Exchanges                Attn:  Tenders & Exchanges             Attn:  Tenders & Exchanges
               Suite 4660                          Suite 4680-WCI                 c/o The Depositary Trust Company
             P.O. Box 2565                     14 Wall Street, 8th Floor              55 Water Street - DTC TAD
   Jersey City, New Jersey  07303-2565         New York, New York  10005              New York, New York  10041


                           By Facsimile Transmission
                       (For Eligible Institutions Only)
                                (201) 222-4720
                                (201) 222-4721

                             Confirm By Telephone
                                (201) 324-0137

                               _________________

     Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of this Prospectus or the Letter of Transmittal and the Notice of Guaranteed Delivery enclosed herewith may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Exchange Offer.

               The Information Agent for the Exchange Offer is:

                              MORROW & CO., INC.


             909 Third Avenue             14755 Preston Road, Suite 725
         New York, New York  10022             Dallas, Texas  75240

                       Banks and Brokers call toll-free:
                                1-800-662-5200

                          All others call toll-free:
                                1-800-566-9058

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

PANAMA LAW

     Under the Civil Code of the Republic of Panama (the "PCC"), an agent is indemnified against liability incurred in acting without fault or imprudence on behalf of the agent's principal. It is the opinion of Durling & Durling, the Company's Panamanian counsel ("Panamanian Counsel"), that this provision would apply to indemnify directors and officers against liability incurred in connection with the performance of their duties. According to Panamanian Counsel, Panamanian law does not permit a limitation on the liability of directors to a corporation or its stockholders, but neither does Panamanian law recognize the concept of actions brought by stockholders in the right of the corporation against directors or officers (i.e., derivative actions). Directors can be held liable to the corporation or stockholders only on demand made by resolution of the stockholders, which the Company believes is difficult to achieve in a public company. The foregoing statements are subject to the detailed provisions of Article 1420 of the PCC.

BYLAWS OF THE REGISTRANT

     Article VI of the Bylaws of the Company provides for the indemnification of officers and directors as follows:

                                  ARTICLE VI

                                Indemnification

          Section 1. Each person (and the heirs, executors and administrators of such person) who is or was a director or officer of the Company shall in accordance with Section 2 of this ARTICLE VI be indemnified by the Company against any and all liability and reasonable expense that may be paid or incurred by him in connection with or resulting from any actual or threatened claim, action, suit or proceeding (whether brought by or in the right of the Company or otherwise), civil, criminal, administrative or investigative, or in connection with an appeal relating thereto, in which he may become involved, as a party or otherwise, by reason of his being or having been a director or officer of the Company or, if he shall be serving or shall have served in such capacity at the request of the Company, a director, officer, employee or agent of another corporation or any partnership, joint venture, trust or other entity whether or not he continues to be such at the time such liability or expense shall have been paid or incurred, provided such person acted, in good faith, in a manner he reasonably believed to be in or not opposed to the best interest of the Company and in addition, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. As used in this
     ARTICLE VI, the terms, "liability" and "expense" shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, such director or officer. The termination of any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, or investigative, by judgment, settlement (whether with or without court approval), conviction or upon a plea of guilty or nolo contendere, or its equivalent, shall not create a presumption that such director or officer did not meet the standards of conduct set forth in this Section 1.

          Section 2. Every such director and officer shall be entitled to indemnification under Section 1 of this ARTICLE VI with respect to any claim, action, suit or proceeding of the character described in such
     Section 1 in which he may become in any way involved as set forth in such
     Section 1, if (i) he has been wholly successful on the merits or otherwise in respect thereof, or (ii) the Board of Directors acting by a majority vote of a quorum consisting of directors who are not parties to (or who have been wholly successful with respect to) such claim, action, suit or proceeding, finds that such director or officer has met the standards of conduct set forth in such Section 1 with respect thereto, or (iii) a court determines that he has met such standards with respect thereto, or (iv) independent legal counsel (who may be the regular counsel of the Company) deliver to the Company their written advice that, in their opinion, he has met such standards with respect thereto.

          Section 3. Expenses incurred with respect to any claim, action, suit or proceeding of the character described in Section 1 of this ARTICLE VI may be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount unless it is ultimately determined that he is entitled to indemnification under this ARTICLE VI.

          Section 4. The rights of indemnification under this ARTICLE VI shall be in addition to any rights to which any such director or officer or any other person may otherwise be entitled by contract or as a matter of law.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES

     (a)  Exhibits.

        EXHIBIT
        NUMBER                             DESCRIPTION
        -------                            -----------

          4.1*     --   Articles of Incorporation, as amended, of the Company
                        (incorporated by reference herein to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended
                        March 31, 1996).

          4.2*     --   Bylaws of the Company, as amended and restated
                        (incorporated by reference herein to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996).

          4.3*     --   Rights Agreement (incorporated by reference to Exhibit 1
                        to the Company's Registration Statement on Form 8-A dated December 15, 1995).

          5.1      --   Opinion of Durling & Durling.

         23.1      --   Consent of Independent Auditors.

         23.2      --   Consent of Durling & Durling (contained in Exhibit 5.1).

         24.1      --   Powers of Attorney (contained on the signature pages of
                        this Registration Statement).

         99.1+     --   Form of Letter of Transmittal.

         99.2+     --   Form of Notice of Guaranteed Delivery.

_______________

        *     Incorporated by reference as indicated.
        +     To be filed by amendment.

     (b)  Financial Statement Schedules.

          (1) Condensed financial information of the Company (incorporated by reference herein from the Company's Annual Report on Form 10-K, as amended, for the year ended March 31, 1998).

          All other financial statement schedules are omitted because they are not applicable or because the required information is contained in the financial statements and notes thereto incorporated by reference in this Registration Statement.

ITEM 22.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the
     Registration Statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, the State of Louisiana on July 1, 1998.

                                            McDermott International, Inc.



                                            By:  /s/ Roger E. Tetrault
                                               --------------------------------
                                               Roger E. Tetrault
                                               Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Daniel R. Gaubert and S. Wayne Murphy, and each of them severally, either of whom may act with or without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering that may be filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        NAME                                     TITLE                               DATE
        ----                                     -----                               ----

/s/ Roger E. Tetrault            Chairman of the Board, Chief Executive          July 1, 1998
----------------------------     Officer and Director (Principal Executive
Roger E. Tetrault                Officer)


/s/ Daniel R. Gaubert            Senior Vice President and Chief                 July 1, 1998
----------------------------     Financial Officer (Principal Financial
Daniel R. Gaubert                Officer and Principal Accounting Officer)


                                 Director
----------------------------
Theodore H. Black


/s/ Phillip J. Burguires         Director                                        July 1, 1998
----------------------------
Phillip J. Burguieres


/s/ Bruce DeMars                 Director                                        July 1, 1998
----------------------------
Bruce DeMars


/s/ Robert L. Howard             Director                                        July 1, 1998
----------------------------
Robert L. Howard


/s/ John W. Johnstone, Jr.       Director                                        July 1, 1998
----------------------------
John W. Johnstone, Jr.


/s/ William McCollam, Jr.        Director                                        July 1, 1998
----------------------------
William McCollam, Jr.


/s/ John N. Turner               Director                                        July 1, 1998
----------------------------
John N. Turner


/s/ Richard E. Woolbert          Director                                        July 1, 1998
----------------------------
Richard E. Woolbert

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